Exhibit (a)(1)(E)

Offer To Exchange

Shares of our Common Stock and Cash

for any and all of our issued and outstanding

9.75% Non-Cumulative Convertible Preferred Stock, Series B

and 9.00% Convertible Senior Notes due 2038

(CUSIP Nos. 55277J306 and 55276YAB2)

and

Notes Consent Solicitation

MF Global Holdings Ltd. (the “Company”) hereby offers, upon the terms and subject to the conditions described in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the accompanying letters of transmittal, to exchange shares of our common stock, $1.00 par value per share (the “Common Stock”), and cash for any and all of our issued and outstanding 9.75% Non-Cumulative Convertible Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”), and any and all of our issued and outstanding 9.00% Convertible Senior Notes due 2038 (the “Notes” and, together with the Series B Preferred Stock, the “Exchange Securities”). As of June 14, 2010, $150,000,000 in aggregate liquidation preference of the Series B Preferred Stock and $205,000,000 in aggregate principal amount of the Notes were issued and outstanding.

Holders who validly tender and do not validly withdraw their Exchange Securities prior to 11:59 p.m., New York City time, on Tuesday, June 29, 2010 (such date, the “expiration date”) will receive:

For each share of Series B Preferred Stock validly tendered and not validly withdrawn:

•	(i) a fixed number of shares of Common Stock equal to 9.5694 plus (ii) a cash premium equal to $41.00; and

•	an amount equal to, and in lieu of, accrued and unpaid dividends on such tendered share from May 15, 2010 up to, but not including, the settlement date, payable in cash.

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn:

•	(i) a fixed number of shares of Common Stock equal to 95.6938 plus (ii) a cash premium equal to $445.00; and

•	accrued and unpaid interest on such tendered Note from June 15, 2010 up to, but not including, the settlement date, payable in cash.

We refer to the fixed shares of Common Stock and cash premium deliverable to tendering holders of Series B Preferred Stock and Notes as the “Offer Consideration.” The Offer Consideration for the Series B Preferred Stock is different from the Offer Consideration for the Notes.

Initially, the Company reserved the right to pay the premium portion of the Offer Consideration by delivering either cash or additional shares of Common Stock. The Company has elected to pay the premium in cash, and this Offer to Exchange has been amended to reflect that election and other information.

The exchange offer will expire at 11:59 p.m. on the expiration date, unless the exchange offer is extended or earlier terminated by the Company.

Our Common Stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MF.” The closing price of our Common Stock on June 14, 2010 was $6.83 per share. We have applied to list the shares of our Common Stock offered in the exchange offer on the NYSE.

Consummation of the exchange offer is subject to the conditions described in “The Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned on any minimum amount of Series B Preferred Stock or Notes being tendered.

As part of this exchange offer, we are also soliciting from the holders of the Notes their consent to the termination of the Replacement Capital Covenant we made for their benefit on July 18, 2008. Each holder who tenders Notes in the exchange offer will be deemed to have given such holder’s consent to the termination with respect to the tendered Notes, and such consent will be effective upon our acceptance of the tendered Notes in the offer, all as described under “Notes Consent Solicitation.”

See “Risk Factors” beginning on page 11 for a discussion of factors you should consider in evaluating this exchange offer.

None of us, the exchange agent, the information agent or any other person is making any recommendation as to whether you should choose to tender your Exchange Securities in the exchange offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Offer to Exchange

Dated June 1, 2010, as amended June 15, 2010.

As used in this Offer to Exchange, unless the context indicates otherwise, the terms “Company,” “we,” “our” and “us” refer to MF Global Holdings Ltd. and its subsidiaries.

We are responsible for the information contained or incorporated by reference in this Offer to Exchange. We have not authorized any other person to provide you with different or additional information, and we take no responsibility for other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this Offer to Exchange is accurate as of the date appearing on the front cover of this Offer to Exchange only. Our business, financial condition, results of operations and prospects may have changed since that date.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Sections 18(b)(1)(A) and 18(b)(4)(C) of the Securities Act to exempt the exchange offer from the registration and qualification requirements of state securities laws. Similarly, although we are conducting the Notes consent solicitation as part of the exchange offer, we are not required to file a proxy statement with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or other person for soliciting tenders in the exchange offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or other person is engaged or authorized to solicit tenders in the exchange offer or to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer. Our officers, directors and employees may solicit tenders from holders of our Series B Preferred Stock or our Notes and will answer inquiries concerning the Series B Preferred Stock and the Notes, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

ALL INQUIRIES CONCERNING THE EXCHANGE OFFER SHOULD BE DIRECTED TO OUR INFORMATION AGENT, AS INDICATED ON THE BACK COVER OF THIS OFFER TO EXCHANGE.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the exchange offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the exchange offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

All references to times of day (a.m. or p.m.) in this Offer to Exchange are to New York City time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Company hereby incorporates by reference into this Offer to Exchange the following documents that we have filed with the SEC (together with any other documents that may be incorporated by reference as provided herein, the “Incorporated Documents”):

•	Our Annual Report on Form 10-K for the year ended March 31, 2010;

•	Our Current Reports on Form 8-K filed on May 17, 2010, May 20, 2010 (Item 8.01 only) and June 8, 2010; and

•	Our Definitive Proxy Statement on Schedule 14A filed on June 1, 2010, as amended by Amendment No. 1 to the Definitive Proxy Statement filed on June 15, 2010.

In particular, we incorporate by reference our audited financial statements as of March 31, 2009 and 2010 and for our fiscal years ended March 31, 2008, 2009 and 2010, which are included in our Annual Report on Form 10-K listed above, beginning on page 91 of the Annual Report.

The information incorporated by reference into this Offer to Exchange is considered to be a part of this Offer to Exchange and should be read with the same care. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Exchange to the extent that a statement contained in this document (or in any later filed Incorporated Document) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. All information appearing in this Offer to Exchange is qualified in its entirety by the information in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified by reference to the provisions of such contract or other document. References herein to the Offer to Exchange include all Incorporated Documents as incorporated herein, unless the context otherwise requires.

We will provide without charge to each person, including any beneficial owner, to whom this Offer to Exchange is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this Offer to Exchange excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 Fifth Avenue, New York, NY 10022, telephone 1-800-596-0523, email investorrelations@mfglobal.com.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the exchange offer that occurs following the date of this Offer to Exchange.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this Offer to Exchange. Because this is a summary, it may not contain all the information you should consider before deciding whether to participate in the exchange offer. You should read this entire Offer to Exchange carefully, including the section titled “Risk Factors,” before making an investment decision.

MF Global Holdings Ltd.

Our Business

We are a leading brokerage firm offering customized solutions in the global cash and derivatives markets. We provide execution and clearing services for products in the exchange-traded and over-the-counter, or OTC, derivative markets, as well as for products in the cash market. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

Our business model is global and client-driven, and we have organized our business to centrally manage our resources to offer clients an expansive array of products across a broad range of markets and geographies. Our history dates back more than 200 years to a brokerage business that was a founding member of some of the world’s first futures exchanges. After an initial public offering in July 2007, we separated from Man Group plc, our former parent, and became an independent public company with shares listed on the NYSE. We seek to discover and help clients to capitalize on market opportunities through our international brokerage network, expansive product offerings, value-added product expertise and consistent, high-quality service.

We have a global client base and offices all over the world, including in Chicago, Dubai, Geneva, Hong Kong, London, Mumbai, New York, Paris, Singapore, Sydney, Taipei, Tokyo, and Toronto. We provide our clients with global market access to more than 70 securities and futures exchanges and also facilitate trades in the over-the-counter markets. As of March 31, 2010, we had approximately 3,200 employees.

Our clients include corporations, hedge funds and other asset managers, and sovereign institutions, as well as professional traders and individual investors. We principally offer execution and clearing services for five general types of products: fixed income, commodities, foreign exchange, equities and interest rates (which includes exchange-listed futures and options). We have a broad retail product offering as well.

We derive revenues from three main sources: commission fees generated from execution and clearing services; principal transactions, which include matched-principal and other principal transactions primarily executed to facilitate client trades; and net interest income on (i) cash balances in our clients’ accounts, most of which are maintained by our clearing clients to meet margin requirements as well as (ii) interest related to our collateralized financing arrangements and principal transactions activities.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022, and our telephone number is (212) 589-6200. Our website can be accessed at www.mfglobal.com. The contents of our website are not part of this Offer to Exchange.

The Exchange Offer

We have summarized the terms of this exchange offer in this section. Before you decide whether to tender your Exchange Securities in this exchange offer, you should read the detailed description of the exchange offer in the section entitled “The Exchange Offer.”

The Exchange Offer

We are offering, upon the terms and subject to the conditions described in this Offer to Exchange and the accompanying letters of transmittal, to exchange shares of our Common Stock and cash for any and all of our issued and outstanding shares of Series B Preferred Stock and any and all of our issued and outstanding Notes. Holders who validly tender and do not validly withdraw their Exchange Securities prior to 11:59 p.m. on the expiration date will receive:

Series B Preferred Stock

For each share of Series B Preferred Stock validly tendered and not validly withdrawn:

•   (i) a fixed number of shares of Common Stock equal to 9.5694 plus (ii) a cash premium equal to $41.00; and

•   an amount equal to, and in lieu of, accrued and unpaid dividends on such tendered share from May 15, 2010 up to, but not including, the settlement date, payable in cash.

Notes

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn:

•   (i) a fixed number of shares of Common Stock equal to 95.6938 plus (ii) a cash premium equal to $445.00; and

•   accrued and unpaid interest on such tendered Note from June 15, 2010 up to, but not including, the settlement date, payable in cash.

We refer to the fixed shares of Common Stock and premium deliverable to tendering holders of Series B Preferred Stock and Notes as the “Offer Consideration.” The Offer Consideration for the Series B Preferred Stock is different from the Offer Consideration for the Notes. Initially, the Company reserved the right to pay the premium portion of the Offer Consideration by delivering either cash or additional shares of Common Stock. The Company has elected to pay the premium in cash, and this Offer to Exchange has been amended to reflect that election and other information.

For sample calculations of the possible value of the Offer Consideration, based upon hypothetical prices of our Common Stock, that may be delivered in respect of each share of Series B Preferred Stock and each $1,000 principal amount of Notes, see “The Exchange Offer—Sample Calculations of Common Stock and Cash Premium to be Delivered.”

We will accept for exchange all Exchange Securities validly tendered and not validly withdrawn prior to 11:59 p.m., New York City time, on the expiration date, upon the terms and subject to the conditions described in this Offer to Exchange and the accompanying letters of transmittal. We will pay cash in lieu of delivering fractional shares of Common Stock.

As of June 14, 2010, $150,000,000 in aggregate liquidation preference of the Series B Preferred Stock and $205,000,000 in aggregate principal amount of the Notes were outstanding. As of the date of this Offer to Exchange, all of the Exchange Securities are registered in the name of a nominee of DTC, which holds the Exchange Securities for its participants. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions of the Exchange Offer

This exchange offer is not conditioned on any minimum amount of Series B Preferred Stock or Notes being tendered. Consummation of the exchange offer is subject to certain specified conditions. We may waive any or all of the conditions to the exchange offer in our sole and absolute discretion. See “The Exchange Offer—Conditions of the Exchange Offer.”

Purpose of the Exchange Offer	The purpose of the exchange offer is to exchange any and all outstanding Series B Preferred Stock and Notes for the Offer Consideration. We believe that the exchange of the Series B Preferred Stock and Notes will improve our capitalization on a consolidated basis by increasing our outstanding common equity base and reducing our dividend and interest costs and our indebtedness. We believe that improving our capitalization may provide us with enhanced access to the capital markets and expand our opportunities for future growth. In particular, improvements to our capitalization may enhance our ability to issue debt and to enter into, refinance or extend lending arrangements at more attractive rates and terms, which would lower our long-term capital costs.

Accrued and Unpaid Dividends and Interest

Tendering holders of our Series B Preferred Stock accepted for payment will receive payment of an amount equal to, and in lieu of, accrued and unpaid dividends on such securities from May 15, 2010 (the most recent dividend payment date for such securities) up to, but not including, the settlement date, payable in cash. Tendering holders of our Notes accepted for payment will receive payment of accrued and unpaid interest on such Notes from June 15, 2010 (the most recent interest payment date for the Notes) up to, but not including, the settlement date, payable in cash.

Expiration Date

11:59 p.m., New York City time, on June 29, 2010 (the “expiration date”), unless extended or earlier terminated by us. We may extend the expiration date for any reason in our sole and absolute discretion. If we decide to extend the expiration date, we will announce any extensions by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Termination of the Exchange Offer

We reserve the right to terminate the exchange offer at any time prior to the completion of the exchange offer if any of the conditions under “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied. See “The Exchange Offer—Termination of the Exchange Offer.”

Procedures for Tendering Exchange Securities

Holders of Exchange Securities desiring to accept the exchange offer must tender their Exchange Securities either by tendering through DTC’s Automated Tender Offer Program, or ATOP, and following the procedures for book-entry transfer described under “The Exchange Offer—Procedures for Tendering Exchange Securities,” or by signing and returning the appropriate letter of transmittal, including all other documents required by the letter of transmittal. We do not intend to permit tenders of Exchange Securities by guaranteed delivery procedures. See “The Exchange Offer—Procedures for Tendering Exchange Securities.”

Acceptance of Exchange Securities and Delivery of Offer Consideration and Cash

If the exchange offer is completed, we will, subject to the terms and conditions described in this Offer to Exchange, accept all Exchange Securities that are validly tendered and not validly withdrawn prior to 11:59 p.m. on the expiration date. The shares of Common Stock and cash premium comprising the Offer Consideration, plus the cash payment in respect of accrued and unpaid dividends or interest (and for any fractional shares), will be delivered promptly after we accept the Exchange Securities. See “The Exchange Offer—Acceptance of Exchange Securities for Exchange; Delivery of Offer Consideration and Cash.”

Withdrawal Rights	Holders may withdraw the Exchange Securities they have tendered at any time prior to 11:59 p.m. (New York City time) on the expiration date. See “The Exchange Offer—Withdrawal Rights.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Federal Income Tax Consequences	See “Material U.S. Federal Income Tax Considerations.”
Market Price and Trading

On June 14, 2010, the closing price for the Common Stock on the NYSE was $6.83 per share. Neither the Series B Preferred Stock nor the Notes are listed or traded on any national securities exchange. We have applied to list the shares of Common Stock offered by this Offer to Exchange on the NYSE.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.
Information Agent	Georgeson Inc. is the information agent for the exchange offer.
Fees and Expenses	We will pay all fees and expenses we incur in connection with the exchange offer. See “The Exchange Offer—Fees and Expenses.”
No Regulatory Approvals	We are not aware of any material regulatory approvals necessary to complete this offer.
Rights of Non-Tendering Holders

Holders who do not tender their Exchange Securities pursuant to this offer will have no appraisal rights under applicable state law or otherwise. They will continue to have the same rights under the Exchange Securities as they have today.

Notes Consent Solicitation

As part of this exchange offer, we are also soliciting from the holders of the Notes their consent to the termination of the Replacement Capital Covenant we made for their benefit on July 18, 2008 (the “Covenant”). We made the Covenant, which limits our ability to redeem or purchase our outstanding 6% Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”), in order for the Series A Preferred Stock to qualify for partial equity capital treatment under certain rating agency guidelines when the stock was issued in 2008. We believe that the Covenant is relatively less important now, and we believe that the Covenant limits our flexibility to improve our capital structure. Consequently, we are seeking the Note holders’ consent to termination of the Covenant.

By its terms, the Covenant may be terminated with the consent of the holders of a majority in principal amount of the outstanding Notes. Each holder who tenders Notes in the exchange offer will be deemed, without any further action, to have consented to termination of the Covenant with regard to the Notes that are tendered and accepted for payment in the exchange offer, with the consent becoming effective, as of the expiration date, upon such acceptance. The Company has set a record date of June 29, 2010 (the expiration date) for this purpose. Note holders that tender Notes in the exchange offer may withdraw their accompanying consent only by validly withdrawing their tendered Notes prior to 11:59 p.m. (New York City time) on the expiration date.

Before deciding whether to tender any Notes in the exchange offer, you should be aware that a tender of Notes may result in the termination of the Covenant and that any Notes that remain outstanding after completion of the exchange offer could, depending on the amount tendered and accepted in the offer, lose the benefit of the Covenant. Please see “Notes Consent Solicitation” for more information about the Covenant and the Notes consent solicitation.

The Notes consent solicitation is part of this exchange offer and all references to the exchange offer in this Offer to Exchange include the Notes consent solicitation, unless the context otherwise requires. Similarly, every tender of Notes in this exchange offer includes the tender of the holder’s consent to termination of the Covenant, and all references to Note tenders in this Offer to Exchange include the corresponding tender of the holder’s consent, unless the context otherwise requires.

Questions

If you have questions regarding the procedures for tendering Exchange Securities in the exchange offer, please contact the information agent. The contact information for the information agent is located on the back cover of this Offer to Exchange.

For certain risks you should consider in evaluating this exchange offer, see “Risk Factors” beginning on page 11.

OUR SEPARATE OFFERING OF COMMON STOCK FOR CASH

On June 8, 2010, we issued 25,915,492 shares of our Common Stock in a separate, underwritten public offering for cash at an initial price to the public of $7.10 per share, for approximately $184.0 million in aggregate gross proceeds (or $174.4 million after deducting the underwriting discount and paying estimated offering expenses). The underwriters exercised their option to purchase additional shares, which is reflected in the information above.

We intend to use the cash proceeds from the separate offering, net of the underwriting discount and offering expenses, to fund the cash premium payable to tendering holders in the exchange offer. If all of the Exchange Securities are tendered and accepted in the exchange offer, the total amount of cash we would pay in the exchange offer would be $152.7 million (excluding payments for accrued interest and dividends and fractional shares). We expect to use the remaining net proceeds from the separate offering for general corporate purposes. Please see “Capitalization” for an estimate of the potential impact that the exchange offer and the separate offering for cash could have on our capital structure.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this Offer to Exchange statements that may constitute “forward-looking statements.” You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks and uncertainties described under “Risk Factors.” Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements in this Offer to Exchange include, but are not limited to, statements about:

•	expectations regarding the business environment in which we operate and the trends in our industry such as changes in trading volume and interest rates;

•	our liquidity requirements and our ability to obtain access to necessary liquidity;

•	our ability to continue to provide value-added brokerage services;

•	our ability to capitalize on market convergence;

•	our ability to continue to diversify our service offerings;

•	our ability to pursue opportunities for enhanced operating margins;

•	our ability to expand our business in existing and new geographic regions;

•	our ability to continue to expand our business through acquisitions or organic growth;

•	our ability to become a primary dealer;

•	the effects of pricing and other competitive pressures on our business as well as our perceptions regarding our business’ competitive position;

•	our accuracy regarding our expectations of our revenues and various costs and of expected cost savings;

•	exposure to client and counterparty default risks as well as the effectiveness of our risk-management;

•	exposure to market and other risks from our principal transactions;

•	our exposure to credit, counterparty, and concentration risk;

•	our ability to retain our management team and other key employees;

•	fluctuations in interest rates and currency exchange rates and their possible effects on our business;

•	the likelihood of success in, and the impact of, litigation or other legal or regulatory challenges involving our business;

•	the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies;

•	changes in exchange membership requirements;

•	our ability to increase the percentage of our revenues from the Asia/Pacific region;

•	changes in our taxes and tax rate;

•	our ability to maintain trading volumes and market share;

•	our ability to maintain our credit rating and the effects that changes to our credit rating would have on our business and operations;

•	our ability to maintain our existing technology systems and to keep pace with rapid technological developments; and

•	our ability to retain existing clients and attract new ones.

We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this Offer to Exchange after the date of this Offer to Exchange.

RISK FACTORS

You should carefully consider the risks described below, in the section titled “Risk Factors” in our Annual Report on Form 10-K and elsewhere in our reports filed with the SEC before making an investment decision. Our results of operations, financial condition and business prospects could be harmed by any of these risks. This Offer to Exchange and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Offer to Exchange and in the documents incorporated by reference into this Offer to Exchange.

Risks Related to the Exchange Offer

Holders whose Series B Preferred Stock or Notes are tendered and accepted in the exchange offer will lose their rights under the Series B Preferred Stock or Notes, including their rights to future dividend or interest payments, to convert their Exchange Securities on more favorable terms following certain corporate transactions and to priority of their claims in bankruptcy or similar proceedings.

If you tender Series B Preferred Stock in the exchange offer, you will give up all of your rights as a holder of Series B Preferred Stock, including rights to future payments of dividends, and the shares of Common Stock that you receive in the exchange offer will not provide you with any priority of claims or other protection to which holders of preferred stock, such as the Series B Preferred Stock, are entitled with respect to the payment of dividends and any distributions in a bankruptcy or similar proceeding involving the Company.

Similarly, if you tender your Notes pursuant to the exchange offer, you will give up all of your rights as a noteholder, including rights to future payment of principal, interest and additional amounts on the Notes, and you will cease to be a creditor of the Company. The shares of Common Stock that you will receive in the exchange offer will not provide you with any seniority of claims or any other protection to which holders of debt claims, such as the Notes, are entitled in respect of payments or any distributions in a bankruptcy or similar proceeding involving the Company. You should also consider the fact that, if a majority in principal amount of the outstanding Notes are tendered and accepted in the exchange offer, the Replacement Capital Covenant made for the benefit of the Note holders will terminate, and you will not have the benefit of the Covenant whether or not you continue to hold outstanding Notes after the exchange offer.

Additionally, the Exchange Securities provide holders with the right to convert their Exchange Securities into shares of Common Stock on more favorable terms in the event of certain corporate transactions, including a consolidation, merger, other binding share exchange, reclassification or similar transaction with another person (other than our subsidiaries) under certain circumstances. Holders of Exchange Securities tendered and accepted in the exchange offer will lose these special conversion rights. For a description of these special conversion rights, see “Description of Preferred Stock—Series B Preferred Stock” and “Description of Notes—Conversion Right.”

All of our preferred stock and debt obligations, including any Series B Preferred Stock or Notes that remain outstanding after the exchange offer, will have priority over our Common Stock with respect to the payment of dividends and interest and in the event of a bankruptcy or similar proceeding involving the Company.

In the event of our liquidation, dissolution or winding up, our Common Stock would rank below all debt claims against us and claims in respect of our outstanding shares of preferred stock, including claims in respect of any Series B Preferred Stock and Notes that are not exchanged for Common Stock in the exchange offer, as well as claims in respect of outstanding loans under our credit facilities and our outstanding Series A Preferred Stock. As a result, holders of our Common Stock, including holders of Exchange Securities whose securities are accepted for exchange in the exchange offer, will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all our obligations to our debt holders have been satisfied and holders of our preferred stock have received any payment or distribution due to them.

The exchange of Exchange Securities pursuant to the exchange offer may be taxable in part for the holders of the Exchange Securities.

The exchange of Exchange Securities pursuant to the exchange offer will be taxable to the extent of amounts paid in respect of accrued and unpaid dividends (in the case of holders of Series B Preferred Stock), and to the extent of accrued and unpaid interest (in the case of holders of Notes). In addition, any gain recognized upon an exchange, or any amount treated as a dividend under Section 356(a)(2) of the U.S. Internal Revenue Code, will be taxable to the extent of the cash premium. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Treatment of the Exchange Offer” and the risk factor below discussing the effect of pending legislation on amounts treated as dividends under Section 356(a)(2) of the Code. With respect to non-U.S. holders of Exchange Securities, we may be required to withhold U.S. federal income tax from any amount treated as interest or dividend paid to such non-U.S. holders upon an exchange of Exchange Securities pursuant to the exchange offer as described in “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Exchange of Exchange Securities pursuant to the Exchange Offer.”

If the receipt of the cash premium has the effect of the distribution of a dividend, pending legislation would, if enacted and applicable to the exchange, treat the entire cash premium as a dividend to the extent of our earnings and profits.

Section 356(a)(2) of the Code treats the receipt of a cash premium as a dividend if, under tests described further in “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Treatment of the Exchange Offer” and “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Exchange of Exchange Securities pursuant to the Exchange Offer—Treatment of the Exchange Offer,” the receipt of cash premium has the effect of the distribution of a dividend. Under existing law, the amount treated as a dividend is limited by (1) the gain you would otherwise recognize in the exchange in respect of Exchange Securities, and (2) your ratable share of our accumulated earnings and profits. Pending legislation in Congress, if enacted and applicable to the exchange, would remove the “gain” and “ratable share” limitation on dividend treatment under Section 356(a)(2) and would treat the entire cash premium as a distribution of a dividend to the extent of our earnings and profits if the receipt of cash premium has the effect of the distribution of a dividend. For a more detailed discussion of these rules, see “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Treatment of the Exchange Offer” and “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Exchange of Exchange Securities pursuant to the Exchange Offer—Treatment of the Exchange Offer.” You should consult your tax advisor as to the impact of pending legislation on potential dividend treatment under Section 356(a)(2) of the Code.

The liquidity of any trading market that currently exists for the Exchange Securities may be adversely affected by the exchange offer and holders who do not tender their Exchange Securities may find it more difficult to sell their Exchange Securities.

If a significant percentage of the Series B Preferred Stock or Notes are exchanged in the exchange offer, the liquidity of the trading market for the Series B Preferred Stock or Notes, if any, after the completion of the exchange offer may be substantially reduced. Any Series B Preferred Stock or Notes exchanged will reduce the aggregate liquidation amount of the Series B Preferred Stock and the aggregate principal amount of the Notes, as the case may be, outstanding. As a result, the Series B Preferred Stock and Notes may trade at a discount to the price at which they would trade if the exchange offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding liquidation principal amount of the Series B Preferred Stock and the smaller aggregate principal amount of the Notes may also make the trading prices of the Exchange Securities more volatile. The trading markets for the Exchange Securities are quite limited at present and may become further limited as a result of the exchange offer. We cannot assure you that an active market in the Series B Preferred Stock or the Notes will exist or be maintained, or as to the prices at which the Series B Preferred Stock or the Notes may be traded after the exchange offer is consummated.

Our board of directors has not made a recommendation as to whether or not you should tender your Exchange Securities in the exchange offer, nor have we have obtained any third-party determination that the exchange offer is fair to the holders of the Exchange Securities.

Our board of directors is not making a recommendation as to whether holders of the Exchange Securities should exchange their Exchange Securities pursuant to the exchange offer. We have not retained nor do we intend to retain any person to act on behalf of the holders of the Exchange Securities for purposes of negotiating the terms of this offer or to pass upon the fairness of this offer or make any recommendation regarding the offer.

Risks Related to Our Common Stock

Future sales of our Common Stock, including in our recently completed separate offering for cash, may depress the price of our Common Stock.

Any sales of a substantial number of shares of our Common Stock by us or our shareholders in the public market during or following the exchange offer, or the perception that such sales might occur, may cause the market price of our Common Stock to decline. We will issue 34.0 million shares of our Common Stock in the exchange offer if all of the issued and outstanding Exchange Securities are tendered and accepted, and we expect all of these shares to be freely tradable immediately following consummation of the exchange offer. If the market price of our Common Stock declines during or following the exchange offer, the value of the Common Stock you would receive upon exchange of your Exchange Securities will decline.

In addition, on June 8, 2010, we issued 25.9 million shares of our Common Stock in a separate, underwritten public offering for cash. See “Summary – Our Separate Offering of Common Stock for Cash.” It is also possible that we could issue additional shares (or securities convertible into or exercisable for additional shares) in other public and/or private offerings, as well as through our equity compensation plans, in the foreseeable future.

Sales of a substantial number of shares of our Common Stock, as in the exchange offer and our separate offering for cash or in any future transaction, may adversely affect the market price of our Common Stock, reduce the value of the Offer Consideration to tendering holders and dilute their equity ownership interest as stockholders in the Company. Because our decision to issue equity securities in any future offering will depend on our capital needs as well as market conditions and other factors beyond our control, we cannot predict the amount, timing or terms of any future offerings, and we could be required to accept less favorable terms than we wish for the issuance of our equity securities in the future. Thus, if you tender your Exchange Securities in the exchange offer, you will bear the risk that the exchange offer, the separate offering of our Common Stock and any future equity offerings will adversely affect your equity investment in the Company.

The market price and trading volume of our Common Stock may be volatile, which could result in substantial losses for shareholders.

The market price of our Common Stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our Common Stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the market price of our Common Stock or result in fluctuations in the market price or trading volume of our Common Stock include:

•	economic, political and market conditions;

•	broad trends in the brokerage and finance industry;

•	changes in customer trading demand and speculative trading activities in the markets;

•	supply and demand for commodities;

•	financial strength of market participants;

•	availability of credit and capital use in trading;

•	legislative and regulatory changes;

•	actions of our competitors;

•	consolidation among exchanges and our competitors;

•	introduction of new products;

•	changes in cost and fee structures;

•	changes in government monetary policies;

•	the level and volatility of foreign exchange rates;

•	disruptions in markets due to terrorism, war or extreme weather events or other natural disasters; and

•	new market entrants.

We cannot assure you that the market price of our Common Stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our performance.

Our creditors and the holders of our preferred equity rank ahead of the holders of our Common Stock with regard to claims on our assets.

In the event of any liquidation, dissolution or similar proceeding related to the Company, our creditors would receive a distribution of our available assets before the holders of our Common Stock, including those who receive Common Stock in the exchange offer. This would be the case with regard to the lenders under our revolving credit facility, the holders of any Notes that remain outstanding after the exchange offer and all of our other creditors. Similarly, our outstanding Series A Preferred Stock, as well as any Series B Preferred Stock that remains outstanding after the exchange offer, rank senior to the Common Stock as to rights to dividends and distributions upon liquidation and could limit our ability to make distributions to you.

In addition, we are not precluded by the terms of our organizational documents or the terms of our existing indebtedness from increasing our borrowings or issuing additional securities. In the future, we may seek access to the capital markets from time to time by making additional offerings of debt and/or preferred equity securities, including commercial paper, medium-term notes, senior or subordinated notes or preferred stock, which could increase the amount of claims ranking ahead of your claim as a holder of Common Stock. Incurring additional debt or, in some cases, issuing preferred stock could also increase our leverage and/or the cost of our debt service and harm our profitability.

Certain provisions of our organizational documents and Delaware anti-takeover laws may make it difficult for a third party to acquire our company and could depress the price of the Common Stock.

Our certificate of incorporation and by-laws contain provisions that could delay, defer or prevent a change in control of the Company or management. These provisions could also discourage a proxy contest and make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for the Common Stock. Such provisions provide for the following, among other things:

•	Authorize the board of directors to issue preferred shares without stockholder approval;

•	Requires that the holders of at least 80% of the outstanding stock must act to change or repeal a bylaw without the approval of our board of directors;

•	Establish that only directors may set the number of directors; and

•	Require advance notice of stockholder proposals and related information.

Additionally, we are subject to the provisions of the Delaware General Corporation Law, which contains provisions that restrict our ability to enter into certain business combinations with interested shareholders, which could limit our ability to enter into transactions that might result in our shareholders’ receiving a premium over the market price of our Common Stock. See “Description of Common Stock—Delaware Anti-takeover Laws.”

We do not expect to pay any dividends for the foreseeable future.

We do not anticipate paying any dividends to our common stockholders for the foreseeable future. Because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our subsidiaries. However, most of our cash is held by our operating subsidiaries and they are subject to regulatory capital requirements that restrict our ability to withdraw cash from them. In addition, the terms of some of our indebtedness may substantially restrict our ability to pay dividends to our stockholders. Accordingly, investors must be prepared to rely on sales of their Common Stock after any price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not acquire our Common Stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, regulatory and contractual restrictions, any restrictions imposed by applicable law and other factors our board of directors deems relevant.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We will pay all of the fees and expenses related to the exchange offer that we incur. We will not pay any commissions or concessions of any broker dealer or any other costs or expenses you may incur in participating in the exchange offer. Any Exchange Securities that are properly tendered pursuant to the exchange offer will be retired.

RATIOS OF EARNINGS

The following table sets forth information regarding our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income or loss from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

	Year Ended March 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges(1)	—	1.02	1.00	1.08	1.07

(1)	Due to our pre-tax loss in the year ended March 31, 2010, the ratio coverage was less than 1:1 in this period. We would have needed to generate additional earnings of $195.4 million in the year ended March 31, 2010 to achieve a coverage ratio of 1:1.

	Year Ended March 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	—	—	1.00	1.08	1.07

(1)	Due to our pre-tax loss in the year ended March 31, 2010 and significant non-cash charges in the year ended March 31, 2009, the ratio coverage was less than 1:1 in each of these periods. We would have needed to generate additional earnings of $226.1 million in the year ended March 31, 2010 and $23.8 million in the year ended March 31, 2009 to achieve a coverage of 1:1 in each of these periods.

MARKET PRICES OF COMMON STOCK

Market Information

There is no established reporting system or trading market for trading in the Exchange Securities. To the extent that the Exchange Securities are traded, prices of the Exchange Securities may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To our knowledge, the Exchange Securities are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Exchange Securities are not available.

The Common Stock commenced trading on the NYSE on July 19, 2007. The following table sets forth the high and low sales prices of the Common Stock, as reported by the Consolidated Tape Association, during the periods indicated.

Year ended March 31, 2010	High	Low
First Quarter	$6.68	$4.13
Second Quarter	7.84	4.88
Third Quarter	8.22	5.88
Fourth Quarter	8.93	6.10

Year ended March 31, 2009	High	Low
First Quarter	$15.19	$5.86
Second Quarter	8.75	3.38
Third Quarter	4.99	1.72
Fourth Quarter	4.89	2.02

Holders

As of June 14, 2010, there were approximately 24 common shareholders of record.

Dividends

We currently do not intend to pay any cash dividends on our Common Stock in the foreseeable future. We intend to retain all our future earnings, if any, to fund the development and growth of our business. Any future determination whether or not to pay dividends on our Common Stock will be made, subject to applicable law, by our board of directors and will depend upon our results of operations, financial condition, regulatory and contractual restrictions, any restrictions imposed by applicable law and other factors that our board of directors deem relevant.

Book Value per Share

At March 31, 2010, book value per share for the Common Stock was $9.38.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our combined capitalization as of March 31, 2010 (i) on an actual basis and (ii) on an as-adjusted basis after giving effect to the following:

•

our recently completed separate offering for cash, in which we issued 25.9 million shares of Common Stock at an initial price to the public of $7.10 per share, representing $174.4 million in net proceeds after deducting the underwriting discount and paying estimated offering expenses; and

•

the exchange offer, as if all outstanding Exchange Securities were tendered and accepted in the offer (in the aggregate, reflects the issuance of 34.0 million shares of Common Stock, the payment of $152.7 million of cash premium and the payment of estimated offering expenses of $1.8 million, but excludes payments for accrued dividends and interest and fractional shares).

The as-adjusted information assumes that the relevant transactions were consummated on March 31, 2010 and reflects the accounting effects of the exchange offer on the Company’s capitalization described under “The Exchange Offer—Accounting Treatment” (except for the payment of accrued dividends and interest totaling approximately $2.7 million).

	As of March 31, 2010
	Actual	As adjusted for separate offering for cash and exchange offer (1)
Cash and cash equivalents	$826,227	$846,147

Borrowings:
Short-term borrowings	$142,867	$142,867
Long-term borrowings	499,389	300,000

Total borrowings	642,256	442,867

Preferred Stock, $1.00 par value per share; 200.0 million authorized:
6% Cumulative Convertible Preferred Stock, Series A; 1.5 million issued and outstanding	96,167	96,167

9.75% Non-cumulative Convertible Preferred Stock, Series B; 1.5 million issued and outstanding	128,035	—

Equity
Common Stock, $1.00 per value per share; 1,000.0 million shares authorized, 121.7 million and 181.6 million shares issued and outstanding, respectively	121,699	181,586
Treasury stock	(219)	(219)
Receivable from shareholder	(29,779)	(29,779)
Additional paid-in capital	1,367,948	1,681,226
Accumulated other comprehensive loss (net of tax)	(5,752)	(5,752)
Accumulated deficit	(328,466)	(372,242)
Non-controlling interest	15,966	15,966

Total equity	1,141,397	1,470,786

Total capitalization	$2,007,855	$2,009,820

(1)	Additional paid-in capital and accumulated deficit are calculated using a per share price of $6.83, the closing price of the Common Stock on June 14, 2010.

SUMMARY SELECTED FINANCIAL DATA

The following tables present summary selected financial data for the Company and its subsidiaries on a consolidated basis as of the dates and for the periods indicated. The summary historical statement of operations data for the fiscal years ended March 31, 2010, 2009 and 2008 and balance sheet data as of March 31, 2010 and 2009 have been derived from our historical audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated herein by reference,

Our historical results are not necessarily indicative of future operating results. The following tables should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

You can review our Annual Report, including the incorporated financial statements beginning on page 91 of the Annual Report, on the SEC’s Internet site at http:www.sec.gov. You can also request a copy of the Annual Report by contacting our Investor Relations department at 1-800-596-0523, or by email at investorrelations@mfglobal.com.

	YEAR ENDED MARCH 31,
	2010	2009	2008
	(in millions, except per share data)
Statement of Operations
Revenues
Commissions	$1,386.0	$1,642.4	$2,014.8
Principal transactions	225.4	287.7	281.9
Interest income	491.6	872.3	3,669.0
Other	42.4	112.4	54.1

Total revenues	2,145.4	2,914.8	6,019.8

Interest and transaction-based expenses:
Interest expense	288.0	495.1	3,165.2
Execution and clearing fees	601.8	741.0	927.4
Sales commissions	240.6	252.0	291.0

Total interest and transaction-based expenses	1,130.4	1,488.1	4,383.6

Revenues, net of interest and transaction-based expenses	1,015.0	1,426.7	1,636.3

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	673.0	796.2	896.7
Employee compensation related to non-recurring IPO awards	31.8	44.8	59.1
Communications and technology	118.6	122.6	118.7
Occupancy and equipment costs	39.4	44.8	35.6
Depreciation and amortization	55.1	57.8	54.8
Professional fees	82.1	90.4	74.6
General and other	114.6	100.6	108.3
PAAF legal settlement	—	—	76.8
Broker related loss	—	—	141.0
IPO-related costs	0.9	23.1	56.1
Impairment of intangible assets and goodwill	54.0	82.0	—
Refco integration costs	—	0.7	2.7

Total other expenses	1,169.5	1,363.1	1,624.6

Gains on exchange seats and shares	8.5	15.1	79.5
Loss on extinguishment of debt	9.7	—	18.3
Interest on borrowings	39.7	68.6	69.3

(Loss)/ income before provision for income taxes	(195.4)	9.9	3.6
(Benefit)/ provision for income taxes	(56.3)	41.9	66.6
Equity in income/ (loss) of unconsolidated companies (net of tax)	3.8	(16.2)	(1.7)

Net loss	(135.3)	(48.1)	(64.7)
Net income attributable to noncontrolling interest	1.7	1.0	4.9

Net loss applicable to MF Global Holdings Ltd.	$(137.0)	$(49.1)	$(69.5)

Dividends declared on preferred stock	30.7	18.6	—
Cumulative and participating dividends	—	2.0	—

Net loss applicable to common shareholders	$(167.7)	$(69.7)	$(69.5)

Weighted average number of basic shares outstanding	123,222,780	121,183,447	115,027,797
Weighted average number of diluted shares outstanding	123,222,780	121,183,447	115,027,797

Basic loss per share	$(1.36)	$(0.58)	$(0.60)
Diluted loss per share	$(1.36)	$(0.58)	$(0.60)

	MARCH 31,
	2010	2009
	(in millions)
Balance Sheets
Assets
Cash and cash equivalents	$826.2	$639.2
Restricted cash and segregated securities	9,693.9	9,670.5
Securities purchased under agreements to resell	22,125.4	12,902.7
Securities borrowed	3,918.6	8,624.9
Securities received as collateral	52.2	54.5
Securities owned	10,320.1	3,605.9
Receivables:
Brokers, dealers and clearing organizations	3,317.8	2,473.3
Customers, net of allowances	292.1	415.5
Affiliates	—	0.1
Other	44.4	36.9
Memberships in exchanges, at cost	6.3	6.4
Furniture, equipment and leasehold improvements, net	73.0	62.7
Goodwill	—	—
Intangible assets, net	73.4	151.7
Other assets	222.7	191.4

TOTAL ASSETS	$50,966.1	$38,835.6

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	142.9	148.8
Securities sold under agreements to repurchase	29,079.7	14,271.7
Securities loaned	989.2	5,951.7
Obligation to return securities borrowed	52.2	54.5
Securities sold, not yet purchased, at fair value	4,401.4	2,884.6
Payables:
Brokers, dealers and clearing organizations	2,240.7	1,077.4
Customers	11,997.9	11,766.4
Affiliates	—	1.6
Accrued expenses and other liabilities	197.1	293.2
Long-term borrowings	499.4	938.0

TOTAL LIABILITIES	$49,600.5	$37,387.9

Series A Convertible Preferred Stock	96.2	96.2
Series B Convertible Preferred Stock	128.0	128.0

EQUITY
Common stock	121.7	120.7
Treasury stock	(0.2)	(0.1)
Receivable from shareholder	(29.8)	(29.8)
Additional paid-in capital	1,367.9	1,335.4
Accumulated other comprehensive loss (net of tax)	(5.8)	(24.0)
Accumulated deficit	(328.5)	(191.5)
Noncontrolling interest	16.0	12.8

TOTAL EQUITY	1,141.4	1,223.6

TOTAL LIABILITIES AND EQUITY	$50,966.1	$38,835.6

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the exchange offer is to exchange any and all of the outstanding Series B Preferred Stock and Notes for the Offer Consideration. We believe that the exchange of the Series B Preferred Stock and Notes will improve our capitalization on a consolidated basis by increasing our outstanding common equity base and reducing our dividend and interest costs and indebtedness. We believe that improving our capitalization may provide us with enhanced access to the capital markets and expand our opportunities for future growth. In particular, improvements to our capitalization may enhance our ability to issue debt and to enter into, refinance or extend lending arrangements at more attractive rates and terms, which would lower our long-term capital costs.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions described in this Offer to Exchange and the accompanying letters of transmittal, to exchange shares of our Common Stock and cash for any and all of our issued and outstanding shares of Series B Preferred Stock and any and all of our issued and outstanding Notes. Holders who validly tender and do not validly withdraw their Exchange Securities prior to 11:59 p.m. (New York City time) on the expiration date will receive:

Series B Preferred Stock

For each share of Series B Preferred Stock validly tendered and not validly withdrawn:

•	(i) a fixed number of shares of Common Stock equal to 9.5694 plus (ii) a cash premium equal to $41.00; and

•	an amount equal to, and in lieu of, accrued and unpaid dividends on such tendered share from May 15, 2010 up to, but not including, the settlement date, payable in cash.

Notes

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn:

•	(i) a fixed number of shares of Common Stock equal to 95.6938 plus (ii) a cash premium equal to $445.00; and

•	accrued and unpaid interest on such tendered Note from June 15, 2010 up to, but not including, the settlement date, payable in cash.

We refer to the shares of Common Stock and premium deliverable to tendering holders of Series B Preferred Stock and Notes as the “Offer Consideration.” The Offer Consideration for the Series B Preferred Stock is different from the Offer Consideration for the Notes.

The exchange offer will expire at 11:59 p.m. on the expiration date, unless the exchange offer is extended or earlier terminated by the Company.

Security holders may obtain information on the closing prices with respect to our Common Stock throughout the exchange offer by calling the information agent at its toll-free number set forth on the back cover of this Offer to Exchange. In addition, we will also post the closing prices with respect to the Common Stock on our website, www.mfglobalinvestorrelations.com, which will be updated daily after 5:00 p.m., New York City time.

Holders may only tender Notes in multiples of $1,000. Holders of Exchange Securities may tender less than the total amount of Exchange Securities held by them, as applicable, provided that they appropriately indicate this fact on the letter of transmittal accompanying the tendered Exchange Securities (or so indicate pursuant to the procedures for book-entry transfer). In lieu of delivering fractional shares, we will pay a cash adjustment based upon the closing price of our Common Stock on the last day of the exchange offer.

As of June 14, 2010, $150,000,000 in aggregate liquidation preference of the Series B Preferred Stock and $205,000,000 in aggregate principal amount of the Notes were outstanding. As of the date of this Offer to Exchange, there is one registered holder of the Exchange Securities, a nominee of DTC, which holds the Exchange Securities for its participants. Only a holder of the Exchange Securities (or the holder’s legal representative or attorney-in-fact) may participate in the exchange offer.

We will accept Exchange Securities as validly tendered when, as and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of Exchange Securities. If you are the record owner of your Exchange Securities and you tender your Exchange Securities directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your Exchange Securities through a broker or other nominee, and your broker or nominee tenders the Exchange Securities on your behalf, they may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Except as set forth in the instructions to the letters of transmittal, transfer taxes, if any, on the exchange of Exchange Securities pursuant to the exchange offer will be paid by us.

Generally, the shares of Common Stock that you receive in the exchange offer will be freely tradable, unless you are considered an affiliate of ours, as that term is defined under the Securities Act, or you hold Exchange Securities that were held within the past six months by one of our affiliates. We believe that, as of the date of this Offer to Exchange, no holder of the Exchange Securities is an affiliate (as that term is defined under the Securities Act).

Our board of directors, the information agent and the exchange agent have not made a recommendation to any holder, and each is remaining neutral as to whether you should tender your Series B Preferred Stock or Notes in the exchange offer. You must make your own investment decision with regards to the exchange offer based upon your own assessment of the market value of the Series B Preferred Stock and/or Notes, the likely value of the shares of Common Stock you will receive, your liquidity needs and your investment objectives.

Before deciding whether to tender your Exchange Securities, you should review and compare the terms of the Exchange Securities and the Common Stock. We have summarized the terms below under “Description of Common Stock,” “Description of Preferred Stock” and “Description of Notes,” and we have provided a summary comparison below under “Comparison of Rights Between the Common Stock and the Exchange Securities.”

Sample Calculations of Shares of Common Stock and Cash Premium to be Delivered

For purposes of illustration, the tables below indicate the total value of the Offer Consideration that would be payable in respect of each share of Series B Preferred Stock or $1,000 principal amount of Notes at the time the Offer Consideration is delivered (the “Delivery Time”), based on various hypothetical prices of the Common Stock at the Delivery Time. The tables below do not reflect the amounts payable in respect of accrued and unpaid interest or dividends that will be delivered in the exchange offer.

The actual value of the Offer Consideration at the Delivery Time will depend on the actual market price of the Common Stock and thus may differ from the hypothetical values shown in the tables below. Also, any value at the Delivery Time will not necessarily be indicative of the value of the Offer Consideration at any time in the future.

Series B Preferred Stock

Hypothetical Share Price of Common Stock at Delivery Time	Fixed Shares	Cash Premium	Total Value of Offer Consideration at Delivery Time Based on Hypothetical Price
$ 5.00	9.5694	$41.00	$ 88.85
$ 6.00	9.5694	$41.00	$ 98.42
$ 7.00	9.5694	$41.00	$107.99
$ 8.00	9.5694	$41.00	$117.56
$ 9.00	9.5694	$41.00	$127.12
$10.00	9.5694	$41.00	$136.69
$11.00	9.5694	$41.00	$146.26

Notes

Hypothetical Price of Common Stock at Delivery Time	Fixed Shares	Cash Premium	Total Value of Offer Consideration at Delivery Time Based on Hypothetical Price
$ 5.00	95.6938	$445.00	$ 923.47
$ 6.00	95.6938	$445.00	$1,019.16
$ 7.00	95.6938	$445.00	$1,114.86
$ 8.00	95.6938	$445.00	$1,210.55
$ 9.00	95.6938	$445.00	$1,306.24
$10.00	95.6938	$445.00	$1,401.94
$11.00	95.6938	$445.00	$1,497.63

Expiration Date; Extensions; Amendments

The expiration date of the exchange offer will be Tuesday, June 29, 2010 at 11:59 p.m., New York City time, unless we in our sole and absolute discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

We expressly reserve the right in our sole and absolute discretion at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any Exchange Securities, by giving oral or written notice of such extension to the exchange agent.

The Offer to Exchange, the letters of transmittal and other relevant materials are being mailed to record holders of the Exchange Securities and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Exchange Securities.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer consistent with Rule 13e-4 under the Exchange Act. The SEC has taken the position that the minimum period during which an offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer (other than a change in price or a change of more than two percent in percentage of securities sought, for which an extension of ten business days is required) will depend upon the facts and circumstances, including the relative materiality of the terms or information. For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time (except that the expiration date will end at 11:59 p.m. New York City time).

We also expressly reserve the right (1) to delay acceptance for exchange of any Exchange Securities tendered pursuant to the exchange offer, regardless of whether any such Exchange Securities were previously accepted for exchange, and (2) at any time, or from time to time, to amend the terms of the exchange offer. Our reservation of the right to delay exchange of Exchange Securities that we have accepted for payment is limited by Rule 13e-4 under the Exchange Act, which requires that a bidder must pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of any offer. Our reservation of the right to amend this exchange offer is subject to the considerations described above about the minimum period for keeping an offer open and providing holders with appropriate notice and disclosure. Any extension, delay in payment, or amendment will be followed as promptly as practicable by press release or public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Termination of the Exchange Offer

We reserve the right to terminate the exchange offer at any time prior to the completion of the exchange offer if any of the conditions under “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied and not accept any Exchange Securities for exchange.

Conditions of the Exchange Offer

This exchange offer is not conditioned on any minimum amount of Exchange Securities being tendered. Notwithstanding any other provision of the exchange offer, and without prejudice to our other rights, we will not be required to accept for exchange or, subject to any applicable rules of the SEC, exchange any shares of Common Stock or cash for the Exchange Securities, and we may terminate, extend or amend the exchange offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent permitted, waived.

Conditions of the Exchange Offer

The exchange offer is subject to the conditions that, at the time of the expiration date of the exchange offer, none of the following shall have occurred and be continuing which, regardless of the circumstances, makes it impossible or inadvisable to proceed with the exchange offer:

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of the Common Stock on the NYSE or in the trading price of the Series B Preferred Stock or the Notes in the U.S. over-the-counter markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions;

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to catastrophic terrorist attacks against the United States or its citizens; or

•

a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

The foregoing conditions are solely for our benefit and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part.

For the avoidance of doubt, the references to the exchange offer in the foregoing conditions include the Notes consent solicitation.

Consequences of Failure to Tender Exchange Securities

Following the expiration of the exchange offer, the liquidity of the market for a holder’s Series B Preferred Stock or Notes could be adversely affected if a significant percentage of the Series B Preferred Stock or Notes, as the case may be, are exchanged in the exchange offer. Holders who do not exchange their Exchange Securities will continue to be entitled to dividend or interest payments in accordance with the terms of the Series B Preferred Stock or the indenture governing the Notes, as applicable. See “Risk Factors—Risks Related to the Exchange Offer—The liquidity of any trading market that currently exists for the Exchange Securities may be adversely affected by the exchange offer and holders of Exchange Securities who do not tender their Exchange Securities may find it more difficult to sell their Exchange Securities.”

Additionally, if a holder of Notes does not tender his or her Notes in the exchange offer, but a majority in principal amount of Notes are tendered by other holders, a holder who does not tender will not have the benefit of the Covenant. See “Notes Consent Solicitation.”

Procedures for Tendering Exchange Securities

The tender of an Exchange Security described below and the acceptance of tendered Exchange Securities by us will constitute a binding agreement between the tendering holder and us upon the terms and conditions described in this Offer to Exchange and in the accompanying letters of transmittal. Except as described below, a holder who wishes to tender Exchange Securities for shares of Common Stock must tender either through ATOP, and follow the procedures for book-entry transfer described below, or by signing and returning the appropriate letter of transmittal, including all other documents required by the letter of transmittal. We do not intend to permit tenders of Exchange Securities by guaranteed delivery procedures. All Exchange Securities not exchanged for shares of Common Stock in response to the exchange offer will be returned to the tendering holders at our expense promptly after the termination or withdrawal of the exchange offer.

THE METHOD OF DELIVERY OF EXCHANGE SECURITIES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF

DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

To effectively tender Exchange Securities held through DTC, DTC participants may electronically transmit their tender through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the exchange agent for its acceptance. Delivery of tendered outstanding Exchange Securities held through DTC must, if made by book-entry delivery, be made to the exchange agent pursuant to the book-entry delivery procedures set forth below. The term “Agent’s Message” means a message transmitted by DTC, received by the exchange agent, which states that DTC has received an express acknowledgement from the DTC participant tendering Exchange Securities that such DTC participant has received and agrees to be bound by the terms of the exchange offer as set forth in this Offer to Exchange and the applicable letter(s) of transmittal and that we may enforce such agreement against such participant.

Delivery of the Agent’s Message by DTC may be done in lieu of execution and delivery of a letter of transmittal by the participant identified in the Agent’s Message. Accordingly, a letter of transmittal need not be completed by a holder tendering through ATOP (although, as stated above, the holder will be deemed to be bound by the terms of the exchange offer as set forth in this Offer to Exchange and the applicable letter(s) of transmittal with respect to all securities so tendered).

The exchange agent will establish one or more accounts with respect to the outstanding Exchange Securities at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of their outstanding Exchange Securities by causing DTC to transfer their outstanding shares or Notes to the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. DTC will then send an Agent’s Message to the exchange agent. Although delivery of outstanding Exchange Securities may be effected through book-entry at DTC, the letters of transmittal, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, plus, in any case, all other required documents, must be transmitted to and received by the exchange agent at one or more of its addresses set forth in this Offer to Exchange prior to 11:59 p.m., New York City time, on the expiration date. Holders desiring to tender Exchange Securities on the expiration date through ATOP should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC. Unless the Exchange Securities being tendered are deposited with the exchange agent at or prior 11:59 p.m. on the expiration date (accompanied by a properly transmitted Agent’s Message in the case of Exchange Securities tendered through ATOP), we may, at our option, treat such tender as defective and decline to accept the tendered securities for payment of the Offer Consideration.

Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless the Exchange Securities surrendered for exchange with that letter of transmittal are tendered (1) by a registered holder of the Exchange Securities who has not completed either the box entitled “Special Exchange Instructions” or the box entitled “Special Delivery Instructions” in the letters of transmittal, or (2) for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, each known as an “eligible institution.” In the event that a signature on a letter of transmittal, or a notice of withdrawal, as the case may be, is required to be guaranteed, the guarantee must be by an eligible institution. The term “registered holder” as used in this paragraph with respect to the Exchange Securities means any person in whose name the Exchange Securities are registered on the books of the registrar for the Exchange Securities.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Exchange Securities tendered for exchange will be determined by us in our sole discretion. We and the exchange agent reserve the absolute right to reject any and all Exchange Securities not properly tendered and to reject any Exchange Securities the acceptance of which might, in our judgment or in the judgment of the exchange agent or their counsel, be unlawful. We and the exchange agent also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular Exchange Securities either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Exchange Securities in the exchange offer). Unless waived, any defects or irregularities in connection with tenders of Exchange Securities for exchange must be cured within the period of time we determine. We and the exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Exchange Securities for exchange but will not incur any liability for failure to give the notification. We will not deem Exchange Securities tendered until irregularities have been cured or waived.

Any determination by the Company as to the validity, form, eligibility and acceptance of Exchange Securities for exchange, or any interpretation by the Company as to the terms and conditions of the exchange offer, is subject to applicable law and, if challenged by holders of Exchange Securities or otherwise, to the judgment of a court of competent jurisdiction.

If any letter of transmittal, endorsement, bond power, shares, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the signatory should so indicate when signing, and, unless waived by us, submit proper evidence of the person’s authority to so act, which evidence must be satisfactory to us in our sole discretion.

Any beneficial owner of the Exchange Securities whose Exchange Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Exchange Securities in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the appropriate letter of transmittal and tendering Exchange Securities, make appropriate arrangements to register ownership of the Exchange Securities in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Acceptance of Exchange Securities for Exchange; Delivery of Offer Consideration and Cash

Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept any and all Exchange Securities that are properly tendered and not validly withdrawn prior to 11:59 p.m., New York City time, on the expiration date. We will deliver (or cause to be delivered) the shares of Common Stock and pay the cash premium, as well as the cash payment for accrued and unpaid dividends or accrued interest promptly after acceptance of the Exchange Securities. We will pay cash in lieu of delivering fractional shares. For purposes of the exchange offer and cash payment for accrued and unpaid dividends or interest, we will be deemed to have accepted validly tendered Exchange Securities, when, as, and if we have given oral or written notice of our acceptance of the Exchange Securities to the exchange agent.

In all cases, the payment of cash and issuance of Common Stock for Exchange Securities that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the Exchange Securities, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of the Exchange Securities into the exchange agent’s account at a book-entry transfer facility and the receipt of an Agent’s Message). We reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered Exchange Securities are not accepted for any reason, those unaccepted Exchange Securities will be returned without expense to the tendering holder thereof promptly after the termination or withdrawal of the exchange offer.

Withdrawal Rights

You may withdraw your tender of Exchange Securities at any time prior to 11:59 p.m. (New York City time) on the expiration date. You may only withdraw your tender of Exchange Securities after the expiration date as permitted by law.

For a withdrawal of a tender of Exchange Securities to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at or prior to 11:59 p.m. on the expiration date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•

specify the name of the person who tendered the Exchange Securities to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Exchange Securities, if different from that of the person who deposited the Exchange Securities;

•	contain the aggregate liquidation preference or principal amount represented by the Series B Preferred Stock or Notes, as applicable, to be withdrawn;

•

unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantee(s); and

•

if the applicable letter of transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Exchange Securities, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Exchange Securities can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Exchange Securities. However, Exchange Securities validly withdrawn may thereafter be retendered at any time at or prior to 11:59 p.m. on the expiration date by following the procedures described under “—Procedures for Tendering Exchange Securities.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Exchange Securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Exchange Securities. A waiver of any defect or irregularity with respect to the withdrawal of one Exchange Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Exchange Security except to the extent we may otherwise so provide. Withdrawals of Exchange Securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the exchange agent, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

The Exchange Agent

U.S. Bank National Association is the exchange agent. All tendered Exchange Securities, executed letters of transmittal and other related documents should be directed to the exchange agent at its address and telephone numbers listed on the back cover of this Offer to Exchange. We will pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, reimburse it for its reasonable out-of-pocket expenses and indemnify it against certain liabilities and expenses in connection with the exchange offer, including liabilities under federal securities laws.

The Information Agent

Georgeson Inc. is the information agent. All questions regarding the exchange offer, including requests for additional copies of this Offer to Exchange, the letters of transmittal and other related documents, should be addressed to the information agent at its address and telephone numbers listed on the back cover of this Offer to Exchange.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the exchange agent and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Accounting Treatment

We will issue shares of Common Stock and pay a cash premium as consideration for the exchange of the Series B Preferred Stock. The excess of the fair value of the Offer Consideration exchanged over the fair value of the shares of Common Stock issuable pursuant to the original conversion terms, which we estimate to be approximately $61.5 million (assuming all of the outstanding shares of Series B Preferred Stock are tendered and accepted in the exchange), will be subtracted from net earnings applicable to MF Global Holdings Ltd. to arrive at net earnings applicable to common shareholders used in the calculation of earnings per share. Approximately $2.8 million of related fees to be incurred by us in connection with this exchange offer, including a cash payment for the accrued but unpaid dividends on the shares tendered (assuming all outstanding shares of Series B Preferred Stock are tendered and accepted) will be charged as a decrease to equity.

With respect to the Notes exchanged for the Offer Consideration, we will derecognize the net carrying amount of the exchanged Notes and recognize a loss which we estimate will be approximately $43.8 million on our consolidated statement of operations (assuming all of the outstanding Notes are tendered and accepted in the exchange) based on a per share closing price of the Common Stock on June 14, 2010. We will also recognize expenses of approximately $17 million related to cash interest payment due on the Notes at the time of the exchange and other fees to be incurred by us in connection with this exchange. Any remaining deferred tax liability relating to the Notes will increase equity.

Appraisal Rights

There are no dissenter’s rights or appraisal rights with respect to the exchange offer.

No Regulatory Approvals

We are not aware of any material regulatory approvals necessary to complete the exchange offer.

NOTES CONSENT SOLICITATION

As part of the exchange offer, we are also soliciting from the holders of the Notes their consent to the termination of the Replacement Capital Covenant that we made for their benefit on July 18, 2008 (the “Covenant”). In general, the Covenant prohibits us from redeeming or purchasing any of our Series A Preferred Stock except to the extent that the redemption or purchase price does not exceed 200% of the net cash proceeds we receive from the sale of Common Stock and certain related rights and other qualifying securities (plus 100% of the market value of any Common Stock issued on conversion or exchange of certain outstanding securities) within a period of 180 days prior to the redemption or purchase. We made the Covenant in order for the Series A Preferred Stock to qualify for partial equity capital treatment under certain rating agency guidelines when the stock was issued in 2008. We believe that the Covenant is relatively less important now, and we believe that the Covenant limits our flexibility to improve our capital structure. Consequently, we are seeking the Note holders’ consent to termination of the Covenant.

The Covenant is made for the benefit of the holders of certain qualifying series of our long-term debt securities, of which the Notes are the only qualifying series currently outstanding. Thus, the Covenant may be enforced only by the holders of the Notes (and not by the holders of the Series A Preferred Stock) and may be terminated with the written consent of the holders of record of a majority in principal amount of the outstanding Notes. (By its terms, the Covenant will also terminate in the event that the outstanding principal amount of the Notes falls below $100 million for any reason, including as a result of the exchange offer, without regard to any consents.) Otherwise, the Covenant would remain in effect for ten years or until such time as the Series A Preferred Stock is no longer outstanding. As of June 14, 2010, there were $205 million in principal amount of Notes outstanding.

Each holder who tenders Notes in the exchange offer will be deemed to have consented to termination of the Covenant with regard to the Notes that are tendered and accepted for payment in the exchange offer, with the consent becoming effective upon such acceptance, as of the expiration date. The Company has set a record date of June 29, 2010 (the expiration date) for this purpose. The validity of tenders in the exchange offer will not be affected by the validity of any consents.

If a majority in principal amount of the outstanding Notes are tendered and accepted in the exchange offer, then upon our acceptance of such Notes the Covenant by its terms will terminate as of June 29, 2010 and have no further force or effect. Holders who tender Notes in the exchange offer will automatically be deemed, without any further action, to have given their consent to termination of the Covenant (effective upon our acceptance of the Notes) and may not withhold their consent as to any Notes they tender unless they validly withdraw such Notes before 11:59 p.m. (New York City time) on the expiration date. As noted above, however, no consent will be effective as to any tendered Notes unless we accept those Notes for payment upon the terms and conditions of the exchange offer. The consent to termination is a part of the letter of transmittal relating to the Notes.

You cannot tender any Notes in the exchange offer without giving your consent to termination of the Covenant. Thus, before deciding whether to tender any Notes, you should be aware that a tender of Notes may result in the termination of the Covenant. Depending on the amount of Notes tendered and accepted in the offer, any Notes that are not tendered and accepted in the offer and remain outstanding after the offer is completed may lose the benefit of the Covenant. We have included a copy of the Covenant as Exhibit (d)(12) to our Schedule TO filed with the SEC. We have also described the Series A Preferred Stock under “Description of Preferred Stock” and the Notes under “Description of Notes” below.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 1,000,000,000 shares of Common Stock, $1.00 par value per share.

As of June 9, 2010, we had 147,793,154 shares of Common Stock outstanding. Of the 1,000,000,000 authorized shares of Common Stock, we had reserved, as of March 31, 2010, 23,854,002 additional shares of Common Stock for issuance under our equity incentive plan and our employee stock purchase plan (which includes shares available for new grants and shares subject to outstanding grants (other than grants of restricted stock, which are included in the amount of Common Stock outstanding set forth above)), and we reserved an additional 648,455 shares of Common Stock for issuance under these plans as of May 27, 2010. We have also reserved up to 2,500,000 additional shares of Common Stock for issuance under the Employment Inducement Share Option Award Agreement for Jon S. Corzine, which options were granted on April 7, 2010. Pursuant to an investment agreement with J.C. Flowers II Fund L.P. (“J.C. Flowers”), until the date on which all of our 6% Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) are converted into shares of Common Stock, we have agreed that we will at all times have reserved for issuance a sufficient number of shares of authorized and unissued Common Stock to effectuate the conversion of the Series A Preferred Stock without regard to any limit on such conversion. In addition, we will at all times have reserved for issuance a sufficient number of authorized and unissued shares of Common Stock to effectuate the conversion of our Series B Preferred Stock and the Notes, both of which are convertible into shares of Common Stock. As of June 14, 2010, our Series A Preferred Stock, Series B Preferred Stock and Notes may be converted, at any time, into a total of approximately 45.97 million shares of Common Stock. Accordingly, shares of Common Stock issued upon conversion of our Series A Preferred Stock, Series B Preferred Stock or Notes may cause immediate and potentially substantial dilution to our shareholders. These other classes of securities are described below under “Description of Preferred Shares—Series A Preferred Stock” and “—Series B Preferred Stock.”

Shares of our Common Stock carry the following rights:

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Voting. Each holder of Common Stock is entitled to one vote for each share of Common Stock owned of record on all matters submitted to a vote of our shareholders. Except as otherwise required by law, holders of Common Stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters. Our board of directors has voluntarily amended our corporate governance guidelines (the “Corporate Governance Guidelines”) to provide that, subject to certain exceptions, directors must be elected by a majority of votes cast in uncontested elections. See “—Delaware Law and Our By-Laws—Board of Directors” for additional information concerning the election of directors.

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Dividends and distributions. The holders of Common Stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.

•

Liquidation, dissolution or winding-up. In the event of our liquidation, dissolution or winding-up, holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock (if any).

•

Restrictions on transfer. Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our Common Stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants.

•	Redemption, conversion or preemptive rights. Holders of our Common Stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

•	Other Provisions. There are no redemption provisions or sinking fund provisions applicable to our Common Stock.

The rights, preferences, and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Delaware Anti-Takeover Laws

We are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested shareholder” for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless:

•	prior to such date, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of our outstanding voting stock (with certain exclusions); or

•

the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of our outstanding voting stock not owned by the interested shareholder.

For purposes of Section 203, an “interested shareholder” is defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by shareholders.

Delaware Law and Our By-laws

We are a corporation organized under the DGCL, as amended. The rights of our shareholders are governed by Delaware law and our certificate of incorporation and by-laws.

The description of our Common Stock is subject to the matters described in the following paragraphs.

Board of Directors

The number of directors that comprise our board of directors is determined only by our board of directors. The board of directors may change the number of directors from time to time, subject to a minimum of three and a maximum of 15 directors. Our board of directors currently has nine members. Our by-laws do not specify a mandatory retirement age for our directors, but our Corporate Governance Guidelines provide that it is expected that any director reaching the age of 72 shall retire after completing the term to which he or she was elected. Our board of directors may, on a case-by-case basis, determine that a director may serve beyond the age of 72. Furthermore, our board of directors may consider candidates who are older than the age of 72 in the event of unique circumstances or needs of our board of directors.

Our board of directors and our shareholders who are entitled to elect directors will be entitled to nominate those candidates (if any) whom they wish to stand for election to the office of director, subject to the notice requirements in our by-laws. Under our by-laws, a person nominated to serve as a director may then be elected as a director by a plurality of shareholder votes cast at the annual shareholders’ meeting. Vacancies on our board of directors, including those due to newly created seats, may only be filled by our board of directors. A director may be removed from office with or without cause by the holders of not less than two-thirds of the shares then entitled to vote at an election of directors. Each member of our board of directors will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Delaware law permits a Delaware corporation in its certificate of incorporation to divide its board of directors into multiple classes having staggered terms of up to three years each, however, our board of directors is not divided into classes.

Notwithstanding the foregoing, under our existing Corporate Governance Guidelines, in an election of directors, other than in a “contested election,” director candidates must receive the affirmative vote of a majority of the votes cast in favor of such director’s election at a shareholders’ meeting to be elected as a director. In connection with the foregoing, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” not counted as votes cast either “for” or “against” that director’s election. Accordingly, unless the election is contested by other director candidates nominated by third parties and not otherwise supported by our board of directors, the directorships to be filled at an annual meeting will be filled by the nominees receiving a majority of the votes cast by our shareholders entitled to vote and voting on the election of directors. Under Delaware law, if a nominee who is currently serving as a director is not re-elected, that nominee would continue to serve as a “holdover director.” Accordingly, to ensure that we will be able to replace “holdover directors,” under our Corporate Governance Guidelines, each of our directors will be asked to submit a contingent, irrevocable resignation in writing that the board of directors may accept if shareholders do not elect the director by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to our board about whether to accept or reject the resignation, or whether to take other action. Our Nominating and Corporate Governance Committee may also make a recommendation to the board regarding the names of potential directors who may fill the vacancy left by any resigning director. The board may then act on these recommendations, including by appointing a new director to fill any resulting vacancy.

J.C. Flowers’ Right to Appoint Directors

Pursuant to an investment agreement, so long as J.C. Flowers is the beneficial owner of the Series A Preferred Stock, or any Common Stock issued upon the conversion of the Series A Preferred Stock, that in the aggregate represent at least 5% of our issued and outstanding Common Stock, it has the right to nominate one individual to serve as a director on our board in accordance with our certificate of incorporation and by-laws, subject to certain conditions. In addition, we are required to use our reasonable best efforts to cause such nominee to be elected at such meeting, for a term that expires upon the next annual shareholders’ meeting or at such earlier time (if any) as the nominee may resign, retire, die or be removed as a director. The board of directors may withhold the approval of any such designee in certain circumstances. J.C. Flowers has already exercised this right with respect to that individual, who was nominated and subsequently appointed to serve on our board on July 29, 2008 and then re-nominated and re-appointed on August 13, 2009.

The J.C. Flowers representative on the board of directors, who has been elected as described above, shall be entitled to serve on committees of the board of directors in accordance with the governance practices and procedures of the board of directors on a basis comparable to that on which other directors serve as committee members.

Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends

If we have not paid the dividends required by the Series A Preferred Stock or the Series B Preferred Stock for six quarterly periods (whether or not consecutive), the holders of the Series A Preferred Stock and the Series B Preferred Stock have the right, together with holders of other parity securities having similar voting rights and to the exclusion of the common shareholders, to elect two directors to our board of directors. This right will continue until we have paid full dividends on the Series A and Series B Preferred Stock and any parity shares for four quarterly periods (but can be reinstated if the conditions described above are met again). These directors are in addition to the directors described above in “—J.C. Flowers’ Right to Appoint Directors.”

Special Veto Rights of Series B Preferred Stock

Without the prior written consent of the holders of two-thirds of our outstanding Series B Preferred Stock, we will be prohibited from (i) issuing new shares of Common Stock to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act that has become, or as a result of such issuance would become, the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 of the Exchange Act, of our Common Stock representing more than 50% of the voting power of our Common Stock or (ii) repurchasing any of our outstanding Common Stock at a time when a “person” or “group” (as defined above) has become the direct or indirect ultimate “beneficial owner” (as defined above) of more than 50% of the voting power of our Common Stock, in each case (i) and (ii) until the earlier of such time when (x) such person or group ceases to beneficially own 50% of the voting power of our Common Stock or (y) a make-whole acquisition has occurred. Notwithstanding the foregoing, the prior written consent of two-thirds of the holders of our outstanding Series B Preferred Stock will be required only to the extent the current market price of our Common Stock over the 10 consecutive trading days preceding such acquisition does not exceed $150 (subject to adjustment).

Interested Directors

Under Delaware law and our by-laws, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he is interested will not itself make the transaction void. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Duties of Directors

Under Delaware law, a company’s directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Each share of our Common Stock is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any shares of preferred stock.

Voting Rights

Under Delaware law, unless a company’s certificate of incorporation or by-laws provide otherwise, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors, the affirmative vote of holders of a majority of shares then issued and outstanding is required for specified extraordinary transactions, such as most mergers or a sale of all or substantially all of the assets of the corporation, and to amend the certificate of incorporation and the affirmative vote of holders of a majority of shares present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present is required for all other shareholder action. Holders of the Series A Preferred Stock will be entitled to vote with our common shareholders on all matters submitted to a vote of the common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common shareholders as a single class, on an as converted basis. Holders of the Series A and Series B Preferred Stock will also have the right to vote as a separate class or classes on certain matters that affect their rights adversely and to elect directors in the event that we fail to pay dividends on preferred stock for certain periods, all as described below. See “Description of Preferred Stock—Series A Preferred Stock,” “Description of Preferred Stock—Series B Preferred Stock” and “—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends” above.

Our by-laws provide that any director may be removed with or without cause by the holders of not less than two-thirds of the shares then entitled to vote at an election of directors, as described above in “—Board of Directors.”

In addition, our by-laws include provisions for shareholder voting on certain business combinations. See “—Board of Directors” and “—Mergers and Similar Arrangements.” For information about shareholder voting rights on by-law amendments, see “—Amendment of By-Laws.”

Advance Notice of Shareholder Proposals

Consistent with Delaware law, our by-laws provide that notice of shareholder nominations for director and other proposals must be given in writing to our secretary during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive office (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year and (ii) in the case of a special meeting, not earlier than 120 days before the special meeting and not later than the later of 90 days before the meeting or ten days following the day on which notice of the special meeting is publicly announced. Notices must include information about the shareholder, the nominee or other proposal, share ownership and related positions and transactions, agreements or understandings about the nominee or other proposal, proxy solicitation intentions and other matters. Shareholders may not nominate directors or propose other business at a special meeting unless the board of directors calls for an election of directors at the meeting or permits the business to be considered, as applicable. To submit a nomination or other proposal for consideration at a shareholder meeting, the shareholder must be entitled to vote on the matter at the meeting.

Special Meetings of Shareholders

Delaware law provides that only the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws may call a special shareholders’ meeting. Shareholders are not permitted to call special meetings unless authorized to do so under the corporation’s certificate of incorporation or by-laws.

Our by-laws permit shareholders who hold 10% or more of our aggregate voting power as of the date they deliver notice to the corporation calling for a special meeting to cause the board of directors to convene a special meeting. Shareholders may not call for a special meeting to elect directors.

Notice of Shareholder Meetings

Under Delaware law and our by-laws, unless otherwise provided under the DGCL, we will be required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Under Delaware law, electronic notice is a permissible form of notice only if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Electronic notice shall be deemed given under Delaware law: (i) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the shareholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of ours that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Conduct of Meetings

Delaware law provides that a corporation’s by-laws may contain provisions relating to the conduct of annual and special meetings. Our by-laws provide that the chairman of its board of directors or, in his or her absence, certain other directors or officers (or others designated by the board) are authorized to serve as chairman of shareholder meetings.

Action by Written Consent of Shareholders

Except as otherwise provided in the certificate of incorporation, Delaware law permits shareholders to take action by consent in writing of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a shareholders’ meeting at which all shares entitled to vote thereon were present and voted.

Our certificate of incorporation provides that any action that may have been taken by the holders of any class or series of stock at a shareholders’ meeting may instead be taken by the unanimous written consent of all holders of such class or series of stock who would have been entitled to attend such meeting and vote on the relevant matter. Solely with respect to any series of preferred stock, the holders of such series may also act by written consent in such manner (if any) as may be provided in the certificate of designations for such series. As described earlier, the holders of the Series A and Series B Preferred Stock may act by written consent to approve certain actions, but only if the board of directors permits them to do so.

Amendment of By-laws

Under Delaware law, shareholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the by-laws of a corporation.

Our certificate of incorporation provides that our shareholders are permitted to unilaterally amend or repeal our by-laws, or create new by-laws, by the affirmative vote of not less than 80% of all outstanding shares of our stock that would be entitled to vote on such action at a meeting (voting together as a single class). However, if such amendment or repeal of the by-laws is approved by a majority of our board of directors, then only the affirmative vote of the holders of a majority of our shares of stock that are present or represented at a meeting, and are entitled to vote and are voting on such action at the meeting (with all such shares voting together as a single class), is required. Our certificate of incorporation and by-laws do not permit the board of directors to amend, repeal or adopt by-laws without shareholder approval, except in one limited respect. The board of directors may amend the by-law relating to advance notice of shareholder nominations or other proposals as they believe may be necessary or appropriate to comply with or otherwise reflect any regulation subsequently adopted by the SEC or any listing requirement subsequently adopted by a securities exchange on which our Common Stock is listed, provided that any such modification is publicly announced or disclosed at least 30 days prior to the latest date on which shareholder notices relating to the next annual meeting to which the modification applies may properly be delivered to us pursuant to the applicable by-law as so modified, and provided further that the amendment is approved at the next following annual shareholders’ meeting by the holders of a majority of the shares that are present or represented at the meeting and are entitled to vote and are voting on the matter at the meeting (with all such shares voting together as a single class).

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon unless the certificate of incorporation provides a higher voting requirement. Our certificate of incorporation does not provide for any higher voting requirement with regard to these matters. Among other things, our by-laws provide that mergers or similar transactions (except where existing shareholders retain majority voting control) and sales or other transfers by us, in a single transaction or series of related transactions, to one person or a group, of securities representing a majority of the voting power of all of our outstanding voting securities (after giving effect to such transfer but excluding a broadly distributed underwritten offering), as well as any sale of all or substantially all of our assets in one or a series of transactions, must be approved by our board of directors and must be approved by a majority of shareholder votes cast at the meeting at which the transaction is considered.

The DGCL provides that no shareholder vote is required for certain mergers with subsidiaries, mergers involving a holding company reorganization or mergers where a limited amount of stock is issued pursuant to the transaction. Only the first two of these three exceptions, however, is available to us. Under our certificate of incorporation, shareholder approval is required to effect mergers where a limited amount of stock is issued pursuant to the transaction.

The provisions described above may have the effect of delaying, deferring or preventing a change of control through a merger or other transaction having a similar effect.

Appraisal Rights and Shareholder Suits

Under Delaware law, a shareholder of a corporation participating in a merger or consolidation will, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may demand payment in the amount of the fair market value (as determined by a court) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorney’s fees incurred in connection with such actions.

Our certificate of incorporation limits or eliminates the liability of our directors to our shareholders under certain circumstances. See “—Limitation of Liability and Indemnification Matters” below.

Takeovers

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital shares that would be entitled to vote on such merger. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Share Repurchases

Delaware law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, without obtaining prior shareholder approval and so long as such redemption does not impair the capital of the corporation. Our ability to repurchase our Common Stock may be limited by the special veto rights of the holders of the Notes, as discussed above under “—Special Veto Rights of Series B Preferred Stock,” and of the holders of the Series B Preferred Stock.

The Replacement Capital Covenant referred to in “Description of Preferred Stock—Series A Preferred Stock” restricts our ability to redeem our Series A Preferred Stock on or before July 18, 2018.

Blank Check Preferred Stock

Our authorized capital stock includes 200,000,000 authorized shares of preferred stock of which 1,500,000 shares have been issued as Series A Preferred Stock and 1,500,000 shares have been issued as Series B Preferred Stock. The existence of authorized but unissued preferred stock may enable our board of directors to delay, defer or prevent a change in control of us by means of a merger, tender offer, proxy contest or otherwise. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of our Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. Our board of directors currently does not intend to seek shareholder approval prior to any issuance of preferred stock, unless otherwise required by law or any listing requirement adopted by a securities exchange on which our Common Stock is listed.

Variation of Shareholder Rights

Under Delaware law, amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on that matter (unless the certificate of incorporation provides for a greater vote). In addition, the holders of the outstanding shares of a class are entitled to vote as a class on any amendment to the certificate of incorporation, whether or not they are entitled to vote on that matter by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class or alter or change the powers, preferences or special rights of the class so as to affect them adversely. Our certificate of incorporation, however, provides that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the vote of any class or series of preferred stock, voting separately as a class. Further, pursuant to our certificate of incorporation, the holders of Common Stock, as such, shall not be entitled to vote on any amendment of our certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon as a separate class pursuant to our certificate of incorporation, the applicable certificate of designations or pursuant to the DGCL as then in effect. Delaware law provides that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. In addition, the creation or issuance of preferred stock ranking prior to Common Stock will not be deemed to vary the rights attached to Common Stock.

Access to Books and Records and Dissemination of Information

Delaware law provides that any shareholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose of the demand, has the right during the corporation’s usual hours for business to inspect or make copies or extracts of a corporation’s stock ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder. In connection with any shareholders’ meeting, our stock ledger will be open to inspection by shareholders for a period of at least 10 days prior to the meeting and at all times during the meeting.

Pursuant to our by-laws, our stock ledger may be closed for not more than 30 days in a year. We are required to keep at our principal executive office a register of shareholders and a register of directors and officers that is open for inspection by shareholders without charge for not less than two hours in any business day.

Limitation of Liability and Indemnification Matters

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, our directors shall not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, including with regard to any actions taken or omitted as a director of MF Global Holdings Ltd. (whether taken or omitted prior to the completion of our change of jurisdiction of incorporation from Bermuda to the State of Delaware in January 2010 (the “Domestication”), in connection with the discontinuance of MF Global Ltd. in Bermuda or the continuance of MF Global Holdings Ltd. in Delaware or otherwise).

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Our by-laws also provide that we shall indemnify to the fullest extent permitted by Delaware law our directors and officers, or former directors and officers, or any person who serves or served at our request as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by our board of directors or any committee thereof) of us or any of our subsidiaries or other affiliates. We are obligated on any indemnification obligations with respect to directors and officers of MF Global Holdings Ltd. arising prior to the Domestication.

Dissolution

Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all shareholders entitled to vote thereon consent in writing to such dissolution

Expiration of Shareholder Rights Plan

Our board of directors adopted a shareholder rights plan prior to our initial public offering. Pursuant to our shareholder rights plan, as amended, one common stock purchase right was issued for each of our issued and outstanding shares of Common Stock. Our rights plan expired on June 1, 2010, and none of the shares of our Common Stock, including the shares to be issued in the exchange offer, will carry any purchase rights or be subject to the plan.

Listing

We have applied to list the shares of Common Stock offered hereby on the NYSE.

Transfer Agent

The registrar and transfer agent for the Common Stock is Computershare Trust Company, NA.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and which could have certain anti-takeover effects. Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating such series as a series of preferred stock. Holders of our Common Stock do not have the right to consent to, or veto, these resolutions.

As of June 14, 2010, we had 1,500,000 issued and outstanding shares of our Series A Preferred Stock, par value $1.00 per share, and 1,500,000 issued and outstanding shares of our Series B Preferred Stock, par value $1.00 per share. The rights, preferences and privileges of the Series A Preferred Stock and the Series B Preferred Stock, which are summarized below, are more fully set forth in the Certificate of Designations of the 6% Cumulative Convertible Preferred Stock, Series A and the Certificate of Designations of 9.75% Non-Cumulative Convertible Preferred Stock, Series B, which are filed as Exhibits (d)(41) and (d)(42), to our Schedule TO filed with the SEC on June 1, 2010. Each of the aforementioned Certificates of Designations form a part of our certificate of incorporation.

The Series A and Series B Preferred Stock are not listed on any securities exchange or any automated dealer quotation system. Pursuant to Rule 144 under the Securities Act, the Series B Preferred Stock may be transferred without restriction under the Securities Act by persons who are not our affiliates and who have not acquired the shares from any of our affiliates, directly or indirectly, within six months prior to the transfer.

Series A Preferred Stock

On July 18, 2008, we sold $150 million in aggregate liquidation preference of our Series A Preferred Stock to J.C. Flowers II Fund L.P. (“J.C. Flowers”), pursuant to an investment agreement that we entered into with J.C. Flowers, dated as of May 20, 2008, as amended. On February 3, 2010, we entered into a Transfer Agreement with J.C. Flowers, whereby J.C. Flowers and certain controlled affiliates transferred their ownership interest in the Series A Preferred Stock to JCF MFG Holdco LLC (“JCF LLC”), another controlled affiliate, and JCF LLC agreed to be bound by certain terms and conditions of the investment agreement. For this purpose, the term “controlled affiliate” means a controlled affiliate of J.C. Flowers & Co. LLC, of which J.C. Flowers is a controlled affiliate.

The Series A Preferred Stock may be converted, at a Series A Preferred Stock shareholder’s option, at any time into our Common Stock, at the rate of eight shares of Common Stock per share of Series A Preferred Stock. We have the right to cause some or all of the Series A Preferred Stock to be converted into our Common Stock at any time after May 15, 2013, if, for any 20 trading days within a period of 30 trading days, the closing price of our Common Stock exceeds 125% of the conversion price, provided that the Common Stock issued upon conversion is freely tradeable and may be immediately resold by the Series A shareholder. The Series A Preferred Stock is initially convertible into our Common Stock at a conversion rate of eight shares per $100 of Series A Preferred Stock (an initial conversion price of $12.50 per share of Common Stock). The conversion rate is subject to adjustment upon certain dilution events. In connection with any conversion, the Series A shareholders will be entitled to receive any accumulated, unpaid dividends.

Dividends on the Series A Preferred Stock will be payable quarterly, in cash, on a cumulative basis, if, as and when declared by our board of directors out of legally available funds, at an annual rate of 6% (or 10.725% while such stock is beneficially owned by J.C. Flowers or any of its controlled affiliates) of the liquidation preference of the Series A Preferred Stock, which is $100 per share. Holders of the Series A Preferred Stock are entitled to participate in any dividends (other than dividends in Common Stock) paid on our Common Stock, on an as-converted basis. Dividends that are not declared and paid will accumulate and accrue dividends at the annual rate. We may pay unpaid and accumulated dividends in the form of cash or our Common Stock (valued at 95% of volume-weighted average price of our Common Stock over 10 trading days), at our option. We are prohibited from paying any dividend with respect to, and from repurchasing or redeeming, our Common Stock or other junior securities, subject to certain exceptions, unless full accumulated dividends are paid on the Series A Preferred Stock.

The Series A Preferred Stock may be redeemed by us at our option (a) in whole or in part, on any quarterly dividend payment date on or after May 15, 2013 at a redemption price equal to the liquidation preference per share plus any accumulated and unpaid dividends in respect of such shares, or (b) in full if only 10% or less of all originally issued shares remain outstanding. The Series A Preferred Stock will not be redeemable by us at the option of the holders thereof. The terms of the Series A Preferred Stock do not restrict our ability to purchase the Series A Preferred Stock in the open market or otherwise. In relation to the Series A Preferred Stock, we entered into a Replacement Capital Covenant, whereby we agreed for the benefit of certain of our debtholders identified therein, which holders currently are the holders of our Notes, that we would not redeem or repurchase the Series A Preferred Stock on or before July 18, 2018 except out of the proceeds from the issuance of certain qualified equity and/or equity-related securities and pursuant to the other terms and conditions set forth in the Replacement Capital Covenant. If a majority of outstanding Notes are tendered in the exchange offer, the Replacement Capital Covenant will terminate. See “Notes Consent Solicitation.”

Holders of the Series A Preferred Stock are entitled to vote with the common shareholders on all matters submitted to a vote of the common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common shareholders as a single class, on an as-converted basis. See “Description of Common Stock—Delaware Law and Our By-Laws—J.C. Flowers’ Right to Appoint Directors.” Holders of the Series A Preferred Stock will also be entitled to vote, to the exclusion of the common and all of our other preferred shareholders, on certain matters generally involving changes in the certificate of incorporation or by-laws that would adversely affect their voting powers, preferences or special rights, the authorization or creation of certain senior-ranking stock and mergers, binding share exchanges, reclassifications and similar transactions (unless the rights of the Series A Preferred Stock or any successor stock, as a whole, remain no less favorable to the holders, the surviving/successor entity is organized in the United States, Bermuda or the European Economic Area and certain tax-related requirements are met). These matters must be approved by the holders of at least two-thirds of the outstanding Series A Preferred Stock voting at a meeting or (if the board of directors permits) acting by written consent.

In addition, upon a merger, consolidation, binding share exchange, reclassification or similar transaction in which all or substantially all of our Common Stock is changed into cash, securities or other property of ours or another person, or upon the sale of all or substantially all of our assets, the Series A Preferred Stock will thereafter, without the consent of any holders of the Series A Preferred Stock, be convertible into the kind and amount of property received by the holders of the Common Stock in the transaction on a per-share basis (with such per-share amount being substituted for each common share that otherwise would have been issuable on conversion).

Furthermore, the Series A Preferred Stock are subject to limited restrictions on transfer and, until July 2011, J.C. Flowers may not beneficially own 20% or more of our outstanding shares of Common Stock or take certain other actions to gain control of us or encourage others to do so. J.C. Flowers has registration rights entitling it to make permitted sales of its shares in a registered public offering.

Holders of the Series A Preferred Stock have the right, together with other parity securities having similar voting rights including the Series B Preferred Stock, to elect two directors if dividends have not been paid in full for six quarterly dividend periods, whether consecutive or not. For this purpose, the frequency of the payment of dividends by MF Global Holdings Ltd. may be taken into account. See “Description of Common Stock—Delaware Law and Our By-Laws—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends.”

In the event of our liquidation, dissolution or winding up, the holders of the Series A Preferred Stock will have the right to receive a liquidation distribution out of any assets available for distribution after payments to creditors, and before any distribution in respect of our Common Stock, in an amount equal to the greater of (1) the liquidation preference amount ($100 per share plus accumulated and unpaid dividends) and (2) the amount they would receive if they had converted their Series A Preferred Stock into Common Stock prior to liquidation

Series B Preferred Stock

We pay dividends on the Series B Preferred Stock, if, as and when declared by our board of directors, quarterly in arrears at a rate of 9.75% per year, on February 15, May 15, August 15 and November 15 of each year. The dividend rate may be increased to 10.75% upon the public disclosure by a “person” or “group” within the meaning of Section 13(d) of the Exchange Act that such person or group beneficially owns more than 50% of the voting power of the Common Stock. Dividends on the Series B Preferred Stock will not be cumulative and may be paid in cash, Common Stock or both. The Series B Preferred Stock is convertible, at the holder’s option, at any time, at an initial conversion rate of 9.5694 shares of our Common Stock for each $100 of Series B Preferred Stock (an initial conversion price of $10.45 per share of Common Stock), subject in each case to specified adjustments.

The conversion rate is subject to anti-dilution adjustments and other adjustments. It is also subject to adjustment in the event of a make-whole acquisition or fundamental change. A “make-whole acquisition” is any consolidation, merger, binding share exchange, reclassification or similar transaction between us and another person (other than any of our subsidiaries), or any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets and our consolidated subsidiaries to another person (other than any of our subsidiaries), in each case pursuant to which all of our outstanding Common Stock is converted into cash, securities or other property, other than in a transaction in which persons beneficially owning our voting shares immediately prior to such transaction beneficially own our voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction (and other than a transaction in which at least 90% of the consideration received by holders of our Common Stock consists of Common Stock traded on a securities exchange in the United States or European Economic Area). In the event of a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series B Preferred Stock that occur during a 30-day period beginning on the effective date of the make-whole acquisition. The amount of the increase will be based on the price paid per share of Common Stock in, and the effective date of, the make-whole acquisition, with the amount of the increase generally declining for higher prices and later dates. Initially, there will be no increase if the price paid is below $7.53 or above $150 per share (subject to anti-dilution adjustment). If the price paid per share of Common Stock in the transaction is less than the applicable conversion price, the transaction will be a “fundamental change.” In that event, in lieu of receiving the make-whole shares, a holder may instead elect to convert such holder’s Series B Preferred Stock during a 30-day period after the effective date at a reduced conversion price equal to the greater of the price paid in the transaction or $3.77 per share (subject to anti-dilution adjustment). In addition, on or after July 1, 2018, if the closing price of our Common Stock exceeds 250% of the then-prevailing conversion price of the Series B Preferred Stock for 20 trading days during any consecutive 30 trading day period, we may, at our option, cause some or all of the Series B Preferred Stock to be automatically converted into our Common Stock at the then-prevailing conversion price.

The Series B Preferred Stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution: (i) senior to all of our Common Stock and any other of our share capital issued in the future the terms of which expressly provide that it ranks junior to the Series B Preferred Stock; (ii) on parity with the Series A Preferred Stock, and with any of our preferred share capital issued in the future, the terms of which do not expressly provide that it will rank junior or senior to the Series B Preferred Stock; and (iii) junior to all of our share capital issued in the future, the terms of which expressly provide that such shares will rank senior to the Series B Preferred Stock (subject to certain approval rights of the holders of shares of the Series B Preferred Stock).

The Series B Preferred Stock is not subject to redemption, either at our option or at the option of any holders. The terms of the Series B Preferred Stock do not restrict our ability to purchase the Series B Preferred Stock in the open market or otherwise.

Holders of the Series B Preferred Stock are entitled to vote, together with the holders of all of our other equally ranking preferred stock entitled to vote thereon (to the exclusion of our common shareholders), on changes to the certificate of incorporation or by-laws that would adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock, and on any authorization or creation of stock having priority over the Series B Preferred Stock in respect of dividends or the distribution of assets on our liquidation, dissolution or winding up. These matters must be approved by the holders of at least a majority of the outstanding Series B Preferred Stock (together with any such other shares entitled to vote thereon), either voting at a meeting or (if the board of directors permits) acting by written consent.

In addition, upon a merger, consolidation, binding share exchange, reclassification, or similar transaction in which all or substantially all of our Common Stock is changed into cash, securities or other property of ours or another person, or upon the sale of all or substantially all of our assets, the Series B Preferred Stock will thereafter, without the consent of any holders of the Series B Preferred Stock, be convertible into the kind and amount of property received by the holders of the Common Stock in the transaction on a per-share basis (with such per-share amount being substituted for each share of Common Stock that otherwise would have been issuable on conversion).

Holders of the Series B Preferred Stock will also have the right, together with other parity securities having similar voting rights, including the Series A Preferred Stock, to elect two directors to the board of directors of MFG Delaware if dividends have not been paid in full for six quarterly dividend periods, whether consecutive or not. For this purpose, the frequency of the payment of dividends by MF Global Holdings Ltd. may be taken into account. See “Description of Common Stock—Delaware Law and Our By-Laws—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends.”

The Series B Preferred Stock has special veto rights that will, in certain circumstances, prohibit us from issuing or repurchasing our Common Stock without first obtaining the prior written consent of the holders of two-thirds of the outstanding Series B Preferred Stock. See “Description of Common Stock—Delaware Law and Our By-Laws—Special Veto Rights of Series B Preferred Stock.”

DESCRIPTION OF NOTES

As of June 14, 2010, $205,000,000 aggregate principal amount of our 9.00% Convertible Senior Note due 2038 were issued and outstanding. The Notes were issued pursuant to the Indenture between the Company and Deutsche Bank Trust Company Americas, dated as of June 25, 2008 (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto, dated January 4, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Base Indenture and the First Supplemental Indenture are filed as Exhibits (d)(9) and (d)(10), respectively, to our Form TO filed with the SEC on June 1, 2010.

The Notes mature on June 20, 2038, subject to earlier redemption, repurchase or conversion. Interest on the Notes accrues at the rate of 9.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year. If we are required to withhold any amounts from payments due on the Notes on account of certain taxes, we will pay such additional amounts as may be necessary so that the net amounts received by the holders are not less than the amounts that would have been due in the absence of such required withholding, subject to certain exceptions.

The Notes are not listed on any securities exchange or any automated dealer quotation system. Pursuant to Rule 144 under the Securities Act, the Notes may be transferred without restriction under the Securities Act by persons who are not our affiliates and who have not acquired the Notes from any of our affiliates, directly or indirectly, within six months prior to the transfer.

Redemption and Optional Repurchase Right of Holders

We may not redeem the Notes prior to July 1, 2013. We may redeem the Notes, in whole or in part, for cash on or after July 1, 2013, on at least 30 days but not more than 60 days notice by mail to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest (including any additional interest) to, but excluding, the redemption date.

Holders of Notes may require us to repurchase all or a portion of their Notes for cash on July 1, 2013, July 1, 2018, July 1, 2023, July 1, 2028 and July 1, 2033, at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest (including any additional interest) to, but excluding, the repurchase date.

Conversion Right

Holders of Notes may convert their Notes at any time prior to the close of business on the business day immediately preceding the maturity date of the Notes, in multiples of $1,000 principal amount, at the option of the Holder. The conversion rate for the Notes is 95.6938 shares of Common Stock per $1,000 principal amount of Notes, subject to anti-dilution adjustment in certain events, but the rate will not be adjusted for accrued interest, including any additional interest.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of Common Stock or a combination thereof at our election. If we satisfy our conversion obligation solely in cash or through the payment and delivery, as the case may be, of a combination of cash and shares of Common Stock, the amount of cash and shares of Common Stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in the 60 trading-day cash settlement averaging period.

If, prior to July 1, 2013, we undergo certain fundamental changes, such as a merger, consolidation, binding share exchange, reclassification or similar transactions involving the Company, or any sale of substantially all our assets, pursuant to which our Common Stock is converted into cash, securities or other property, the conversion rate will be increased by an additional number of shares depending on the terms of the transaction, subject to certain exceptions.

Interest Rate Increase

If a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our outstanding Common Stock representing more than 50% of the voting power and a make-whole acquisition does not occur, then until such time as a make-whole acquisition occurs, or until such persons ceases to beneficially own more than 50% of our voting power then we will be required to increase the interest rate on the Notes by 1.0% per annum. Notwithstanding the foregoing, the interest rate shall increase only to the extent the current market price of our Common Stock over the 10 consecutive trading days preceding such acquisition does not exceed $150.0, subject to adjustments.

Fundamental Change Purchase Right

If we undergo certain fundamental changes, holders of Notes have the option to require us to purchase all or any portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including any additional interest, to, but excluding, the purchase date resulting from the fundamental change. We must pay cash for all Notes so purchased. These fundamental changes include transactions such as a merger, an acquisition of 50% of our voting securities by a third party, a significant change in our board of directors, and stockholder approval of a plan of liquidation, in each case as specified in the Indenture.

Ranking

The Notes rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to our debt that is expressly subordinated to the Notes, if any. The indenture pursuant to which the Notes were issued does not limit the amount of debt that we or our subsidiaries may incur. The Notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries.

Special Veto Rights

Without the prior written consent of two-thirds of the holders of the outstanding Notes, we are prohibited from issuing new shares of Common Stock to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act that has become, or as a result of the issuance would become, the “beneficial owner”, as defined in Rule 13d-3 of the Exchange Act, of more than 50% of our voting shares of Common Stock or repurchasing any of our outstanding shares of Common Stock at a time when a “person” or “group” has become the beneficial owner of more than 50% of our voting power, in each case until the earlier of such time when such “person” or “group” ceases to beneficially own 50% of our voting power or a make-whole fundamental change has occurred. However, the prior written consent of two-thirds of the holders of the outstanding Notes is only required if the current market price of our Common Stock over the 10 consecutive trading days preceding such acquisition date does not exceed $150, subject to adjustments.

Replacement Capital Covenant

The holders of the Notes currently have the benefit of the Replacement Capital Covenant we made in 2008. The Covenant will terminate if a majority in principal amount of the outstanding Notes are tendered and accepted for payment in the exchange offer. See “Notes Consent Solicitation.”

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND THE EXCHANGE SECURITIES

The following briefly summarizes the material differences between the rights of holders of our Common Stock and the rights of holders of the Series B Preferred Stock and the Notes. The discussion below is a summary and is qualified in its entirety by reference to our Certificate of Incorporation, including the Certificate of Designations relating to the Series B Preferred Stock (the “Certificate of Designations”), the Indenture relating to the Notes, our by-laws and applicable Delaware law. We urge you to read these documents for a more complete understanding of the differences between the Common Stock, the Series B Preferred Stock and the Notes.

Governing Documents

Common Stock: Holders of shares of our Common Stock have the rights set forth in our Certificate of Incorporation, the by-laws and Delaware law.

Series B Preferred Stock: Holders of Series B Preferred Stock have the rights set forth in our Certificate of Incorporation, including the Certificate of Designations, our by-laws and Delaware Law.

Notes: Holders of the Notes have the rights set forth in the Indenture.

Dividends, Distributions and Interest Payments

Common Stock: Subject to the preferential rights of any other class or series of capital stock, including our Series A Preferred Stock and Series B Preferred Stock, the holders of Common Stock have the right to receive such dividends and distributions, whether payable in cash or otherwise, if any, as may be declared from time to time by our board of directors, from legally available funds. To date, our board of directors has not declared any dividends on our Common Stock and are not required to do so.

Series B Preferred Stock: We pay dividends on the Series B Preferred Stock, if, as and when declared by our board of directors, quarterly in arrears at a rate of 9.75% per year on the 15th of February, May, August and November of each year. The dividend rate may be increased to 10.75% upon the public disclosure by a “person” or “group” within the meaning of Section 13(d) of the Exchange Act that such person or group beneficially owns more than 50% of the voting power of our Common Stock. Dividends on the Series B Preferred Stock are not cumulative and may be paid in cash, Common Stock or both.

Notes: Interest accrues at 9.00% per year on the principal amount and is payable semi-annually in arrears on June 15 and December 15 of each year. The interest rate may be increased to 10.00% upon the public disclosure by a “person” or “group” within the meaning of Section 13(d) of the Exchange Act that such person or group beneficially owns more than 50% of the voting power of our Common Stock.

Ranking

Common Stock: The Common Stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up to all of our other securities and indebtedness, including the Series A Preferred Stock, the Series B Preferred Stock and the Notes.

Series B Preferred Stock: The Series B Preferred Stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution (i) senior to all of our Common Stock and any of our other of our share capital issued in the future the terms of which expressly provide that it ranks junior to the Series B Preferred Stock, (ii) on a parity with each other and with any of our preferred stock issued in the future, the terms of which do not expressly provide that it will rank junior or senior to the Series B Preferred Stock; and (iii) junior to all of our shares of stock issued in the future, the terms of which expressly provide that such shares will rank senior to the Series B Preferred Stock (subject to certain approval rights of the holders of the Series B Preferred Stock), and all of our existing and future indebtedness, including the Notes.

Notes: The Notes rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to our debt that may be expressly subordinated to the Notes, if any. The Indenture does not limit the amount of debt that we or our subsidiaries may incur. The Notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes are also structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. The Notes rank ahead of our preferred stock and Common Stock.

Conversion Rights

Common Stock: The Common Stock is not convertible into other securities.

Series B Preferred Stock: The Series B Preferred Stock may be converted at any time, at the option of the holder, into 9.5694 of our shares of Common Stock, plus cash in lieu of fractional shares, subject to certain anti-dilution adjustments. In addition, in the case of our consummation of certain corporate transactions, holders of Series B Preferred Stock will have the right to convert their Series B Preferred Stock into shares of Common Stock on more favorable terms.

On or after July 1, 2018, if the closing price of our Common Stock exceeds 250% of the then-prevailing conversion price of the Series B Preferred Stock for 20 trading days during any consecutive 30 day trading period, we may, at our option, cause some or all of the Series B Preferred Stock to be automatically converted into our Common Stock at the then-prevailing conversion price.

Notes: Holders may convert their Notes at any time into 95.6938 shares of Common Stock per $1,000 principal amount of Notes, subject to certain anti-dilution adjustments and adjustments upon certain acquisitions of the Company, payable in cash, Common Stock or a combination of cash and Common Stock, at our election. If, prior to July 1, 2013, we undergo certain fundamental changes, such as a merger, holders of Notes will have the right to convert their Notes into shares of our Common Stock on more favorable terms.

Voting Rights

Common Stock: Each holder of Common Stock is entitled to one vote for each share of Common Stock owned of record on all matters submitted to a vote of our shareholders.

Series B Preferred Stock: Holders of the Series B Preferred Stock have no voting rights unless dividends on the Series B Preferred Stock or any other preference shares having similar voting rights, including the Series A Preferred Stock, have not been declared and paid for at least six dividend periods (whether or not consecutive). Holders have the right to approve certain adverse changes in their rights.

Without the prior written consent of the holders of two-thirds of our outstanding Series B Preferred Stock, we will be prohibited from (i) issuing new shares of Common Stock to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act that has become, or as a result of such issuance would become, the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 of the Exchange Act, of our Common Stock representing more than 50% of the voting power of our Common Stock or (ii) repurchasing any of our outstanding Common Stock at a time when a “person” or “group” (as defined above) has become the direct or indirect ultimate “beneficial owner” (as defined above) of more than 50% of the voting power of our Common Stock, in each case (i) and (ii) until the earlier of such time when (x) such person or group ceases to beneficially own 50% of the voting power of our Common Stock or (y) a make-whole acquisition has occurred. Notwithstanding the foregoing, the prior written consent of two-thirds of the holders of our outstanding Series B Preferred Stock will be required only to the extent the current market price of our Common Stock over the 10 consecutive trading days preceding such acquisition does not exceed $150 (subject to adjustment).

Notes: Holders of Notes have no voting rights. Holders have the right to approve certain adverse changes in their rights.

Without the prior written consent of two-thirds of the holders of the outstanding Notes, we are prohibited from issuing new shares of Common Stock to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act that has become, or as a result of the issuance would become, the “beneficial owner”, as defined in Rule 13d-3 of the Exchange Act, of more than 50% of our voting shares of Common Stock or repurchasing any of our outstanding shares of Common Stock at a time when a “person” or “group” has become the beneficial owner of more than 50% of our voting power, in each case until the earlier of such time when such “person” or “group” ceases to beneficially own 50% of our voting power or a make-whole fundamental change has occurred. However, the prior written consent of two-thirds of the holders of the outstanding Notes is only required if the current market price of our Common Stock over the 10 consecutive trading days preceding such acquisition date does not exceed $150, subject to adjustments.

Redemption at Holder’s Option

Common Stock: The Common Stock is not redeemable at the holder’s option.

Series B Preferred Stock: The Series B Preferred Stock is not redeemable at the holder’s option.

Notes: Holders of Notes may require us to repurchase all or a portion of their Notes for cash on July 1, 2013, July 1, 2018, July 1, 2023, July 1, 2028 and July 1, 2033 at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Additionally, if we undergo certain fundamental changes such as a merger in certain circumstances, holders of Notes have the option to require us to purchase all or any portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including any additional interest, to, but excluding the purchase date resulting from the fundamental change.

Redemption at Our Option

Common Stock: The Common Stock is not redeemable at our option.

Series B Preferred Stock: The Series B Preferred Stock is not redeemable at our option.

Notes: We may redeem the Notes, in whole or in part, for cash at par plus accrued interest at any time on or after July 1, 2013.

Listing

Common Stock: The Common Stock is listed for trading on the NYSE under the symbol “MF.”

Series B Preferred Stock: The Preferred Stock is not listed on any securities exchange or any automated dealer quotation system.

Notes: The Notes are not be listed on any securities exchange or any automated dealer quotation system.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income tax matters relating to the exchange of the Exchange Securities pursuant to the exchange offer and to the receipt, ownership and disposition of shares of our Common Stock received upon such exchange. It applies to you only if you acquire the Common Stock and cash in the exchange offer and you hold your Exchange Securities and Common Stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a U.S. expatriate,

•	a person that actually or constructively owns 10% or more of our voting stock,

•	a person that holds Exchange Securities as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You are a U.S. holder if you are a beneficial owner of Exchange Securities and you are:

•	a citizen or resident of the U.S.,

•	a domestic corporation or other entity treated as a domestic corporation for U.S. federal income tax purposes,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds Exchange Securities, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partners in partnerships holding Exchange Securities should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

You should consult your own tax advisor regarding the U.S. federal, state, local and other tax consequences of the exchange offer and of the receipt, ownership and disposition of the Common Stock received pursuant to the exchange in your particular circumstances.

Consequences to U.S. Holders

Treatment of the Exchange Offer

The exchange of the Exchange Securities for shares of our Common Stock, the cash premium, and cash for unpaid but accrued dividends or interest (as the case may be) pursuant to the exchange offer should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Therefore, you should not recognize any loss realized upon an exchange, and (other than with respect to fractional shares, as described below) should be required to recognize gain, if any, in an amount equal to the lower of (1) the amount of cash premium you receive in the exchange (equal to the amount of cash you receive other than cash you receive that is attributable to (i) accrued and unpaid dividends, in the case of an exchange of the Series B Preferred Stock, (ii) accrued and unpaid interest, in the case of an exchange of Notes and (iii) payments in lieu of fractional shares) and (2) the excess of (i) the fair market value of the Offer Consideration you receive for the Series B Preferred Stock or the Notes that are surrendered in the exchange, over (ii) your adjusted basis in the Series B Preferred Stock or Notes, respectively (in each case other than amounts attributable to fractional shares). Any cash received that is attributable to accrued and unpaid dividends on the Series B Preferred Stock will be taxable as a dividend: dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements, and dividends received by a non-corporate U.S. holder will generally qualify for taxation at preferential rates applicable to long term capital gains if the non-corporate U.S. holder meets certain holding period and other applicable requirements. Any cash received that is attributable to accrued and unpaid interest on the Notes will be taxed as ordinary interest income. If you receive cash in lieu of a fractional share of Common Stock, you will be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, you will generally recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of your tax basis in the Exchange Securities that is allocated to the fractional share.

Any gain you recognize on the exchange will be treated as capital gain except to the extent that the receipt of the cash premium has the effect of the distribution of a dividend for U.S. federal income tax purposes. Any capital gain will be long-term capital gain if, as of the date of the exchange, your holding period for the Exchange Securities is greater than one year.

Under Section 356(a)(2) of the Code, if the receipt of the cash premium has the effect of the distribution of a dividend for U.S. federal income tax purposes, then subject to a possible change in the applicable law as described further below, the amount of cash premium will be treated as ordinary dividend income, but only to the extent of (1) the gain you would otherwise recognize in the exchange in respect of Exchange Securities, and (2) your ratable share of our accumulated earnings and profits. Pending legislation in Congress, if enacted and applicable to the exchange, would remove the “gain” and “ratable share” limitation on dividend treatment under Section 356(a)(2) and would treat the entire cash premium as a distribution of a dividend to the extent of our earnings and profits if the receipt of cash premium has the effect of the distribution of a dividend. Amounts treated as dividends under Section 356(a)(2) are generally treated in the same manner as other dividends if received by a non-corporate U.S. holder, and in respect of such non-corporate U.S. holder, will generally qualify for taxation at preferential rates applicable to long-term capital gains if the non-corporate U.S. holder meets certain holding period and other applicable requirements. Amounts treated as dividends under Section 356(a)(2) received by a corporate U.S. holder are subject to special rules.

Determining whether the receipt of cash premium has the effect of the distribution of a dividend will depend on your particular circumstances. In general, the stock redemption provisions of Section 302 of the Code apply in determining whether any cash premium received by you pursuant to the exchange offer has the effect of the distribution of a dividend under Section 356(a)(2) of the Code (the “Hypothetical Redemption Analysis”). Under the Hypothetical Redemption Analysis, you will be treated as if the cash premium had been instead paid in our Common Stock (the “Hypothetical Shares”), followed immediately by a redemption of the Hypothetical Shares by us for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to such cash received if the hypothetical redemption is “not essentially equivalent to a dividend” or is “substantially disproportionate” with respect to you. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in us both immediately after the exchange offer (but before the hypothetical redemption) and after the hypothetical redemption.

Whether the hypothetical redemption by us of the Hypothetical Shares for cash is “not essentially equivalent to a dividend” with respect to you will depend upon your particular circumstances. However, the hypothetical redemption must, in any event, result in a “meaningful reduction” in your percentage ownership of Common Stock. In determining whether the hypothetical redemption by us results in a meaningful reduction in your percentage ownership of Common Stock, and therefore, does not have the effect of the distribution of a dividend, you should compare your interest in us (including interests owned actually, and constructively) immediately after the exchange offer (but before the hypothetical redemption) to your interest after the hypothetical redemption. The IRS has ruled that a stockholder who owns a small interest in a publicly held corporation and who exercises no “control” over corporate affairs generally is treated as having a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership is reduced to any extent.

The hypothetical redemption transaction would be “substantially disproportionate,” and therefore, would not have the effect of a distribution of a dividend with respect to you if you own less than 50% of the voting power of the outstanding Common Stock and if the percentage of Common Stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80% of the percentage of Common Stock actually, hypothetically and constructively owned by you immediately before the hypothetical redemption.

You should consult your tax advisor as to potential dividend treatment under Section 356(a)(2) of the Code, including but not limited to the impact of pending legislation.

Your tax basis in the Common Stock received in the exchange, will be equal to the adjusted tax basis of your Exchange Securities exchanged therefor (other than fractional shares deemed received and redeemed as described above), decreased by any cash received (other than cash received in respect of accrued but unpaid dividends and interest and other than in respect of fractional shares), and increased by amounts recognized as gain (including gain recharacterized as a dividend under Section 356(a)(2)) other than in respect of fractional shares. Your holding period for the Common Stock received in the exchange will include the holding period during which you held your Exchange Securities exchanged therefor.

Taxation of U.S. Holders of Common Stock

Distributions on Common Stock. In general, distributions with respect to our Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will generally qualify for taxation at preferential rates applicable to long term capital gains if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

Disposition of Common Stock. Upon the sale or other disposition of our Common Stock received upon exchange of Exchange Securities pursuant to the exchange offer, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Stock. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Stock is more than one year. For a discussion of your holding period in respect of Common Stock received in exchange for Exchange Securities, see above under “—Treatment of the Exchange Offer.” Long-term capital gain recognized by a non-corporate U.S. holder is currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to Medicare tax on its net investment income. For individuals, the tax is 3.8% of the lesser of (1) “net investment income” for the relevant taxable year and (2) the excess of the modified adjusted gross income for the taxable year over a certain threshold (which will be between $125,000 and $250,000, depending on the individual’s circumstances). For an estate or trust, the tax is 3.8% of the lesser of (1) undistributed “net investment income” for the relevant taxable year or (2) the excess of the adjusted gross income for the taxable year over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. A holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the Common Stock, unless such dividend payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Common Stock.

Consequences to Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder. You are a non-U.S. holder if you are the beneficial owner of Exchange Securities and you are not a U.S. holder and are not a partnership. If you are a U.S. holder, this subsection does not apply to you.

Exchange of Exchange Securities pursuant to the Exchange Offer

Payments of Cash Attributable to Accrued but Unpaid Interest

The cash you receive in the exchange offer that is attributable to any accrued and unpaid interest on the Notes should be treated as a payment of interest, in which case the 30% U.S. federal withholding tax generally will not be applied provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of section 864(d)(4) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable U.S. Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a non-U.S. corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Payments of Cash Attributable to Accrued but Unpaid Dividends

The cash you receive in the exchange offer that is attributable to any accrued and unpaid dividends on the Series B Preferred should be treated as a dividend on the Series B Preferred Stock, which may be subject to withholding of United States federal income tax. See “Taxation of Non-U.S. Holders of Our Common Stock—Dividends” below for a description of the tax consequences to a non-U.S. holder of receiving a dividend.

Treatment of the Exchange Offer

Generally, if you are a non-U.S. holder, you should not recognize any loss on the exchange of Exchange Securities for Common Stock pursuant to the exchange offer. Gain realized by a non-U.S. holder on the exchange offer will generally not be subject to U.S. federal income tax except as described below in “Taxation of Non-U.S. Holders of Our Common Stock—Gain on Disposition of Common Stock.” However, if the receipt of cash premium results in dividend treatment under Section 356(a)(2) of the Code (including as a result of the pending legislation described above), the amount of such dividends may be subject to withholding of United States federal income tax. See “Taxation of Non-U.S. Holders of Our Common Stock—Dividends” below for a description of the tax consequences to a non-U.S. holder of receiving a dividend. In some cases, payments of cash premium made to non-U.S. Holders with respect to the exchange offer may be subject to such U.S. withholding tax unless the non-U.S. Holder certifies that it is not a United States person and that the receipt of such cash premium will not result in dividend treatment under Section 356(a)(2) of the Code (including as a result of the pending legislation described above) in respect of the exchange offer. Receipt of the full payment may be delayed until such certification is provided. Non-U.S. Holders exchanging Exchange Securities held through a broker or other nominee should consult such broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

You are urged to consult your tax advisor regarding the U.S. and other tax consequences of the exchange offer.

Taxation of Non-U.S. Holders of Our Common Stock

Dividends. Except as described below, if you are a non-U.S. holder of Common Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under an applicable income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits.

If dividends paid to you are “effectively connected” with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business in the United States and are includible in your gross income.

“Effectively connected” dividends are taxed on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock. If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Common Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States; in these cases, the gain will be taxed on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations,

•

you are an individual, you hold the Common Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses recognized in the same taxable year, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code), or

•

we are or have been a United States real property holding corporation for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock, and you held, directly or indirectly, more than 5% of the Common Stock at some time during such period.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming in the future a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes. Common Stock held by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. Legislation enacted in 2001 reduced the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminated the federal estate tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, the federal estate tax rates in effect immediately prior to the 2001 legislation will be restored for estates of decedents dying after December 31, 2010. Congress may attempt to re-enact the federal estate tax for some portion or all of 2010, though no legislation to this effect has yet been introduced by Congress.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain non-U.S. financial institutions, non-U.S. investment funds and other non-United States persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include dividends paid on Common Stock and the gross proceeds from the sale or other disposition of Common Stock.

Backup Withholding and Information Reporting

If you are a U.S. holder of our Common Stock, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Common Stock, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding (currently at a 28% rate), unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on Internal Revenue Service Form 1042-S) with respect to:

•	dividend payments and

•

the payment of the proceeds from the sale of Common Stock effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption (such as based on your corporate status).

Payment of the proceeds from the sale of Common Stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Stock that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Stock will be subject to information reporting (but not backup withholding) if it is effected at a non-U.S. office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business in the United States for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•	such foreign partnership is engaged in the conduct of a trade or business in the United States,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding.

Consequences to Non-Participating Holders

Holders that do not tender their Exchange Securities in the exchange offer will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to the Exchange Securities as they had before the consummation of the exchange offer.

MISCELLANEOUS

Securities Ownership

Neither the Company nor any of its majority-owned subsidiaries beneficially own any Exchange Securities. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers and J.C. Flowers & Co. LLC, which has a significant investment in our Series A preferred stock, to the Company’s knowledge, none of its directors or executive officers, and no director, executive officer, general partner or control person of J.C. Flowers & Co. LLC, beneficially owns any Exchange Securities.

Recent Securities Transactions

Neither the Company nor any of its majority-owned subsidiaries have effected any transactions involving the Exchange Securities during the 60 days prior to the date of this Offer to Exchange. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers and J.C. Flowers & Co. LLC, none of its directors or executive officers, and no director, executive officer, general partner or control person of J.C. Flowers & Co. LLC, has effected any transactions involving the Exchange Securities during the 60 days prior to the date of this Offer to Exchange.

Other Material Information

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of Exchange Securities pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Exchange Securities in such jurisdiction.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the shares of Series B Preferred Stock and all of the Notes outstanding as of the date of this Offer to Exchange were issued in offerings exempt from the registration requirements of the Securities Act and are now freely tradable under the Securities Act by persons who are not our affiliates and who have not (directly or indirectly) acquired their securities from any of our affiliates in the past six months. The issuance of Common Shares upon exchange of the shares of Series A Preferred Stock is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume, in essence, the character of the exchanged securities for purposes of the Securities Act. Thus, the Common Stock issued in the exchange offer will be freely tradable under the Securities Act by any person who is not an affiliate of ours and whose shares of Common Stock (or the Exchange Securities tendered in exchange for the Common Stock) have not been held by any of our affiliates in the past six months.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Offer to Exchange by reference to the Annual Report on Form 10-K for the year ended March 31, 2010 of MF Global Holdings Ltd. have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

The Exchange Agent for the exchange offer is:

U.S. BANK NATIONAL ASSOCIATION

By Mail, Overnight Courier or by Hand or

by Facsimile Transmission (for Eligible Institutions only)

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107-1419

Attn: Specialized Finance Department

Phone: (800) 945-4689

Fax: (651) 495-8158

Any questions or requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Exchange and the letters of transmittal may be directed to the information agent. Requests for copies of the Incorporated Documents may also be directed to the information agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The Information Agent for the exchange offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll Free (866) 856-4733